Exhibit 99.1

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Restated Consolidated Financial Information
Basis of Presentation

     On July 7, 2004, United Bankshares, Inc. (“United”) consummated the sale of its wholly-owned mortgage banking subsidiary, George Mason Mortgage, LLC (“Mason Mortgage”) to Cardinal Financial Corporation (“Cardinal”) of McLean, Virginia. In the sale transaction, United received an amount equivalent to Mason Mortgage’s net worth plus cash of $17 million in exchange for all of the outstanding membership interests in Mason Mortgage. As a result of the sale, the operations of Mason Mortgage were reclassified from continuing operations to discontinued operations for financial reporting purposes. United recognized a before-tax gain of $17 million on the sale which was reflected in income from discontinued operations during the third quarter of 2004.

     The following financial information gives effect to the sale of Mason Mortgage. The consolidated balance sheets for the years ended December 31, 2003 and 2002 reflect the respective period end balances of assets and liabilities of Mason Mortgage as “Assets related to discontinued operations” and “Liabilities related to discontinued operations”. The consolidated statements of income for the years ended December 31, 2003, 2002, and 2001 reflect the results of operations for Mason Mortgage as “Income from discontinued operations” for all periods presented. The consolidated statements of cash flows for the years ended December 31, 2003, 2002, and 2001 reflect the cash flows related to Mason Mortgage as “Net cash provided by discontinued operations” for all periods presented. There was no effect on the consolidated statement of changes in shareholders’ equity for the years ended December 31, 2003, 2002, and 2001 related to the sale of Mason Mortgage. Other financial information is restated based upon historical information of Mason Mortgage.

SELECTED FINANCIAL DATA

     Information relating to selected financial data is on page  3 .

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Information regarding Management’s Discussion and Analysis of Financial Condition and Results of Operations appears on pages  4 through  23 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Quantitative and Qualitative Disclosures About Market Risk is presented on pages  17 through  20 under the caption “Quantitative and Qualitative Disclosures About Market Risk” within “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Information regarding Financial Statements and Supplementary Data appears on pages  24 through  63 under the caption “Consolidated Balance Sheets”, “Consolidated Statements of Income”, “Consolidated Statements of Shareholders Equity”, “Consolidated Statements of Cash Flows”, and “Notes to Consolidated Financial Statements”.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	Five Year Summary
	2003	2002	2001	2000	1999
Summary of Operations:
Total interest income	$272,520	$323,483	$348,923	$369,966	$347,317
Total interest expense	95,504	129,175	171,828	193,359	170,416
Net interest income	177,016	194,308	177,095	176,607	176,901
Provision for credit losses	7,475	7,937	12,833	15,711	8,781
Other income	52,084	37,787	36,685	17,229	27,603
Other expense	129,538	110,728	93,223	95,865	98,539
Income taxes	28,010	35,211	35,600	26,928	32,128
Income from continuing operations	64,077	78,219	72,124	55,332	65,056
Income from discontinued operations before income taxes	20,433	14,903	11,006	5,440	7,838
Income taxes	5,745	4,189	3,139	1,796	2,646
Income from discontinued operations	14,688	10,714	7,867	3,644	5,192
Net Income	78,765	88,933	79,991	58,976	70,248
Cash dividends	42,028	40,388	38,096	35,286	35,367

Per common share:
Income from continuing operations:
Basic	1.52	1.84	1.74	1.32	1.51
Diluted	1.50	1.81	1.71	1.31	1.49
Income from discontinued operations:
Basic	0.35	0.25	0.19	0.09	0.12
Diluted	0.34	0.25	0.19	0.09	0.12
Net income:
Basic	1.87	2.09	1.93	1.41	1.63
Diluted	1.85	2.06	1.90	1.40	1.61
Cash dividends	1.00	0.95	0.91	0.84	0.82
Book value per share	14.08	12.88	11.80	10.32	9.32

Selected Ratios:
Return on average shareholders’ equity	13.86%	16.73%	17.51%	14.41%	16.73%
Return on average assets	1.36%	1.59%	1.59%	1.19%	1.44%
Dividend payout ratio	53.39%	45.41%	47.63%	59.83%	50.35%

Selected Balance Sheet Data:
Average assets	$5,809,131	$5,591,267	$5,041,196	$4,936,605	$4,867,521
Investment securities	1,510,610	1,285,490	1,428,716	1,245,334	1,472,553
Loans held for sale	1,687	5,151	9,359	3,682	3,065
Total loans	3,955,234	3,501,188	3,502,334	3,192,494	3,170,096
Assets of discontinued operations	334,340	666,147	369,552	205,384	119,386
Total assets	6,387,730	5,797,662	5,635,890	4,906,550	5,071,751
Total deposits	4,138,487	3,815,830	3,738,639	3,349,993	3,248,948
Long-term borrowings	609,663	172,444	456,436	567,080	865,464
Liabilities of discontinued operations	300,754	638,884	348,778	189,677	107,321
Total liabilities	5,772,539	5,256,123	5,129,361	4,475,680	4,675,821
Shareholders’ equity	615,191	541,539	506,529	430,870	395,930

UNITED BANKSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Congress passed the Private Securities Litigation Act of 1995 to encourage corporations to provide investors with information about the company’s anticipated future financial performance, goals, and strategies. The act provides a safe haven for such disclosure; in other words, protection from unwarranted litigation if actual results are not the same as management expectations.

United desires to provide its shareholders with sound information about past performance and future trends. Consequently, any forward-looking statements contained in this report, in a report incorporated by reference to this report, or made by management of United in this report, in any other reports and filings, in press releases and in oral statements, involve numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by United’s statements for a variety of factors including, but not limited to: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

INTRODUCTION

The following discussion and analysis presents the significant changes in financial condition and the results of operations of United and its subsidiaries for the periods indicated below. This discussion and the consolidated financial statements and the notes to consolidated financial statements include the accounts of United Bankshares, Inc. and its wholly-owned subsidiaries, unless otherwise indicated.

Prior to July 7, 2004, United operated two main business segments: community banking and mortgage banking. On July 7, 2004, United closed the sale of its wholly owned mortgage banking subsidiary, George Mason Mortgage, LLC (Mason Mortgage) to Cardinal Financial Corporation (Cardinal) of McLean, Virginia. United’s mortgage banking activities were conducted primarily through Mason Mortgage, which was previously reported as a separate segment. Mason Mortgage is presented as discontinued operations for all periods presented. United’s operations relate mainly to community banking which offers customers traditional banking products and services, including loan and deposit products, and wealth management services which includes investment banking, financial planning, trust and brokerage services.

This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto, which are included elsewhere in this document.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

The accounting and reporting policies of United conform with accounting principles generally accepted in the United States. In preparing the consolidated financial statements, management is required to make estimates, assumptions and judgements that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgements are based on information available as of the date of the financial statements. Actual results could differ from these estimates. These policies, along with the disclosures presented in the financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses and the valuation of retained interests in securitized financial assets to be the accounting areas that require the most subjective or complex judgements, and as such could be most subject to revision as new information becomes available. The most significant accounting policies followed by United are presented in Note A, Notes to Consolidated Financial Statements.

The allowance for credit losses represents management’s estimate of the probable credit losses inherent in the lending portfolio. Determining the amount of the allowance for credit losses is considered a critical accounting estimate because management’s evaluation of the adequacy of the allowance for credit losses is inherently subjective and requires significant estimates, including the amounts and timing of estimated future cash flows, estimated losses on pools of loans based on historical loss experience, and consideration of current economic trends, all of which are susceptible to constant and significant change. In determining the components of the allowance for credit losses, management considers the risk arising in part from, but not limited to, charge-off and delinquency trends, current economic and business conditions, lending policies and procedures, the size and risk characteristics of the loan portfolio, concentrations of credit, and other various factors The methodology used to determine the allowance for credit losses is described in Note A, Notes to Consolidated Financial Statements. A discussion of the factors leading to changes in the amount of the allowance for credit losses is included in the Provision for Credit Losses section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Retained interests in securitized financial assets are recorded at their estimated fair values in securities available for sale. Since quoted market prices are generally not available for retained interests, United relies on discounted cash flow modeling techniques to estimate fair values based on the present value of future expected cash flows using management’s best estimates of key assumptions—credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with the risks involved. Because the values of the assets are sensitive to changes in these key assumptions, the valuation of retained interests is considered a critical accounting estimate. A discussion of the accounting for these securitized financial assets as well as sensitivity analyses showing how these assets’ value change due to adverse changes in key assumptions is presented in Note A and Note D Notes to Consolidated Financial Statements.

United uses derivative instruments as part of its risk management activities to protect the value of certain assets and liabilities against adverse price or interest rate movements. All derivative instruments are carried at fair value on the balance sheet. The valuation of these derivative instruments is considered critical because carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are provided by third party sources. Because the majority of the derivative instruments are used to protect the value of other assets and liabilities on the balance sheet, changes in the value of the derivative instruments are typically offset by changes in the value of the assets and liabilities being hedged, although income statement volatility can occur if the derivative instruments are not effective in hedging changes in the value of those assets and liabilities.

During 2003, United entered into an interest rate swap agreement. Interest rate swaps obligate two parties to exchange one or more payments generally calculated with reference to a fixed or variable rate of interest applied to the notional amount. Under the swap agreement, United receives payment streams at a fixed rate of interest while paying a variable rate of interest. United entered into the interest rate swap in an effort to offset a portion of the cost on a long-term fixed rate FHLB advance. Under the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, the interest rate swap is considered a fair value hedge. The swap qualifies for the shortcut method of accounting treatment because the critical terms of the FHLB advance and the fixed rate payments to be received on the swap coincide and thus are effective in offsetting changes in the fair value of the FHLB advance over its remaining term. The fair value of the interest rate swap is recognized on the balance sheet as either a freestanding asset or liability. Adjustments to the fair value of the swap are recorded as a corresponding adjustment within FHLB advances on the balance sheet with no impact to earnings. A discussion of the use of the interest rate swap is included in Note O of the Consolidated Financial Statements and the Interest Rate Risk section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Any material effect on the financial statements related to these critical accounting areas is further discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2003 COMPARED TO 2002

FINANCIAL CONDITION SUMMARY

United’s total assets as of December 31, 2003 were $6.39 billion, an increase of $590.1 million or 10.18% from year end 2002. United’s available for sale securities portfolio increased $244.32 million or 23.90% from December 31, 2002 as purchases of available for sale securities amounted to approximately $1.53 billion while approximately $1.39 billion of available for sale securities were sold, matured or called for the year of 2003. Securities held to maturity decreased $19.20 million or 7.30% as compared to year end 2002. Approximately $25.17 million of held to maturity securities matured or were called while only $875 thousand of held to maturity securities were purchased. Total portfolio loans increased $454.05 million or 12.97% primarily as a result of the acquisition of Sequoia Bancshares, Inc. (Sequoia) on October 10, 2003. Loans held for sale decreased $3.46 million or 67.25% as sales of mortgage loans exceeded originations for the year of 2003. Cash and cash equivalents increased $77.82 million, goodwill increased $79.24 million as a result of consummation of the Sequoia acquisition, and all remaining categories of assets related to continuing operations increased $89.07 million, principally due to purchases of bank-owned life insurance. Assets related to discontinued operations declined $331.81 million or 49.81% due mainly to a decrease in loans held for sale.

Total deposits at December 31, 2003 increased $322.66 million or 8.46% since year end 2002 primarily as a result of the acquisition of Sequoia. In terms of composition, interest-bearing deposits increased $83.24 million while noninterest-bearing deposits increased $239.42 million from December 31, 2002. United’s total borrowed funds increased $525.61 million or 70.46% for the year of 2003. Short-term borrowings increased $88.39 million as United utilized these borrowings to take advantage of low short-term interest rates. Long-term FHLB borrowings increased $376.13 million to partially fund the increase in portfolio loans. Other long-term borrowing increased $61.09 million from year end 2002 as United issued $47 million and acquired $14.09 million of trust preferred securities from the consummation of the Sequoia merger during the fourth quarter of 2003. In January 2003, FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). United determined that the provisions of FIN 46 required de-consolidation of subsidiary trusts which issued guaranteed preferred beneficial interests in subordinated debentures. The debentures are included in the category of long-term debt on the Consolidated Balance Sheets entitled “Other long-term borrowings.” Accrued expenses and other liabilities increased $3.19 million or 6.54% since year end 2002 due primarily to deferred compensation assumed in the Sequoia acquisition. Liabilities related to discontinued operations declined $338.13 million or 52.93% due to reduced funding needs related to the decline in loans held for sale.

Shareholders’ equity increased $73.65 million or 13.60% from December 31, 2002 translating into a book value per share of $14.08 compared to $12.88 at December 31, 2002. The increase in shareholders’ equity was due mainly to the acquisition of Sequoia which added approximately $77.48 million to equity and to net retained earnings in excess of dividends for the year of $36.77 million. During 2003, United repurchased a total of 1,257,135 shares of treasury stock for $37.36 million. Of the total shares repurchased, 848,700 shares were repurchased to complete a plan announced by United in February of 2002. At the May 2003 Board Meeting, a new repurchase plan was approved whereby United could buy up to 1,650,000 shares of its common stock in the open market. During 2003, 408,435 shares were repurchased under the plan approved in 2003. United continues to balance capital adequacy and the return to shareholders. At December 31, 2003, United’s regulatory capital ratios, including those of its bank subsidiaries, exceeded the levels established for well-capitalized institutions.

EARNINGS SUMMARY

As previously mentioned, on July 7, 2004, United consummated the sale of its wholly-owned mortgage banking subsidiary, Mason Mortgage. The results of operations for Mason Mortgage are reported as income from discontinued operations. Information referred to on a consolidated basis combines the results of continuing and discontinued operations.

For the year ended December 31, 2003, consolidated net income decreased 11.43% to $78.77 million from $88.94 million for the year ended December 31, 2002. These results include significant charges to prepay certain Federal Home Loan Bank (FHLB) long-term advances incurred during the fourth quarter of 2003 in light of the low interest rate environment and significant liquidity arising from the former mortgage banking subsidiary’s reduced originations. Prepayment penalties of $16.69 million are included in noninterest expense from continuing operations as a result of prepaying $156.5 million of FHLB advances with a weighted average interest rate of 6.18%. On a diluted per share basis, consolidated net income of $1.85 for 2003 decreased 10.41% from $2.06 in 2002, principally due to the aforementioned prepayment penalties.

Net income from continuing operations for the year of 2003 was $64.08 million, a decrease of $14.14 million or 18.08% from the year of 2002. These results included the aforementioned before-tax penalties of $16.69 million for the prepayment of FHLB advances. Diluted earnings per share from continuing operations were $1.50 and $1.81 for the year of 2003 and 2002, respectively.

Net income from discontinued operations for the year of 2003 was $14.69 million as compared to $10.71 million for the year of 2002. Diluted earnings per share from discontinued operations were $0.35 and $0.25 for the year of 2003 and 2002, respectively.

The 2003 consolidated results represented a return on average shareholders’ equity of 13.86% and a return on average assets of 1.36%. Although these returns are much lower due to the expense associated with the prepayment penalties than have been achieved in the past, United continues to be one of the nation’s best-performing regional banking companies.

Consolidated net interest income decreased $13.56 million or 6.56% for the year of 2003 when compared to 2002. Consolidated noninterest income increased $29.84 million or 40.61% for 2003 when compared to 2002 while consolidated noninterest expense increased $32.55 million or 22.58% over the same time period.

The effective tax rate was approximately 30.0% and 30.7% for the years ended December 31, 2003 and 2002, respectively, as compared to 32.6% for 2001.

The following discussion explains in more detail the results of operations by major category.

Net Interest Income

Net interest income represents the primary component of United’s earnings. It is the difference between interest income from earning assets and interest expense incurred to fund these assets. Net interest income is impacted by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in market interest rates. Such changes, and their impact on net interest income in 2003, are summarized below.

Consolidated tax-equivalent net interest income of $203.41 million for the year 2003 decreased $14.49 million or 6.65% from $217.90 million for the year of 2002. Tax-equivalent net interest income from continuing operations for the year of 2003 was $187.07 million, a decrease of $18.21 million or 8.87% from the year of 2002. United’s consolidated tax-equivalent net interest margin was 3.77% for the year of 2003 and 4.15% for 2002. As was the case with many financial institutions, United’s net interest margin contracted in 2003 as assets repriced at historically low levels with little flexibility for a corresponding decrease in rates paid on its interest-bearing liabilities. However, with the prepayment of higher cost FHLB advances and the likely rise in interest rates as the economy begins to recover, United is well positioned for net interest margin growth in future quarters.

Consolidated tax-equivalent interest income of $307.57 million decreased $42.89 million or 13.94% for the year 2003 as a result of a lower yield on average interest-earning assets. Overall, the yield on average interest-earning assets decreased 97 basis points from 6.68% in 2002 to 5.71% in 2003. Average earning assets increased $141.46 million or 2.69% primarily due to an increase in the volume of interest-earning assets in the community banking segment resulting from the Sequoia acquisition. This increase in average interest-earning assets resulted in an $8.15 million increase in interest income which was not enough to offset the decrease in interest income due to the change in rates. The yield on average loans, net of unearned income, decreased 86 basis points from 6.88% in the year 2002 to 6.02% in the year 2003 while the yield on average securities was 4.83% for the year 2003, down 117 basis points from 6.00% for 2002. Tax-equivalent interest income from continuing operations for the year of 2003 was $282.58 million, a decrease of $51.88 million or 15.51% from the year of 2002.

Consolidated interest expense of $104.15 million decreased $28.41 million or 21.43% in 2003 compared to 2002. This decrease was attributed primarily to a decrease in funding costs and lower deposit interest expense. Overall, the average cost of funds decreased 68 basis points from 3.03% in 2002 to 2.35% in 2003. The average cost of interest-bearing deposits decreased 80 basis points from 2.52% in 2002 to 1.72% in 2003. The average cost of short-term and long-term borrowings decreased 64 basis points and 44 basis points, respectively, from 1.96% and 6.18% in 2002 to 1.32% and 5.74% in 2003, respectively. United’s average interest-bearing deposits decreased $31.80 million while average short-term borrowings increased $33.64 million and average FHLB and other long-term borrowings increased $60.46 million. Interest expense from continuing operations for the year of 2003 was $95.50 million, a decrease of $33.67 million or 26.07% from the year of 2002.

The following table shows the consolidated daily average balance of major categories of assets and liabilities for each of the three years ended December 31, 2003, 2002 and 2001 with the consolidated interest and rate earned or paid on such amount.

	Year Ended			Year Ended			Year Ended
	December 31, 2003			December 31, 2002			December 31, 2001
	Average		Avg.	Average		Avg.	Average		Avg.
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Earning Assets:
Federal funds sold, securities repurchased under agreements to resell & other short-term investments	$80,449	$1,062	1.32%	$34,523	$611	1.77%	$15,637	$674	4.31%
Investment Securities:
Taxable	1,150,366	51,701	4.49%	1,210,936	70,589	5.83%	1,187,212	77,390	6.52%
Tax-exempt (1) (2)	184,021	12,701	6.90%	190,802	13,579	7.12%	193,758	14,856	7.67%

Total Securities	1,334,387	64,402	4.83%	1,401,738	84,168	6.00%	1,380,970	92,246	6.68%
Loans, net of unearned income (1) (2) (3)	4,024,018	242,101	6.02%	3,860,880	265,674	6.88%	3,421,881	279,330	8.16%
Allowance for loan losses	(47,866)			(47,613)			(41,790)

Net loans	3,976,152		6.09%	3,813,267		6.97%	3,380,091		8.26%

Total earning assets	5,390,988	$307,565	5.71%	5,249,528	$350,453	6.68%	4,776,698	$372,250	7.79%

Other assets	418,143			341,739			264,498

TOTAL ASSETS	$5,809,131			$5,591,267			$5,041,196

LIABILITIES
Interest-Bearing Funds:
Interest-bearing deposits	$3,122,739	$53,683	1.72%	$3,154,540	$79,562	2.52%	$2,911,237	$117,605	4.04%
Federal funds purchased, repurchase agreements & other short-term borrowings	557,039	7,361	1.32%	523,397	10,266	1.96%	410,531	14,188	3.46%
FHLB advances & other long- term borrowings	751,472	43,107	5.74%	691,010	42,729	6.18%	696,346	43,714	6.28%

Total Interest-Bearing Funds	4,431,250	104,151	2.35%	4,368,947	132,557	3.03%	4,018,114	175,507	4.37%

Noninterest-bearing deposits	760,220			605,544			495,681
Accrued expenses and other liabilities	49,489			85,212			70,568

TOTAL LIABILITIES	5,240,959			5,059,703			4,584,363
SHAREHOLDERS’ EQUITY	568,172			531,564			456,833

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,809,131			$5,591,267			$5,041,196

NET INTEREST INCOME		$203,414			$217,896			$196,743

INTEREST SPREAD			3.36%			3.65%			3.42%
NET INTEREST MARGIN			3.77%			4.15%			4.12%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 35%.

(2)	The interest income and the yields on state nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory state income tax rate of 9%

(3)	Nonaccruing loans are included in the daily average loan amounts outstanding.

The following table sets forth a summary for the periods indicated of the changes in consolidated interest earned and interest paid detailing the amounts attributable to (i) changes in volume (change in the average volume times the prior year’s average rate), (ii) changes in rate (change in the average rate times the prior year’s average volume), and (iii) changes in rate/volume (change in the average volume times the change in average rate).

	2003 Compared to 2002				2002 Compared to 2001
	Increase (Decrease) Due to				Increase (Decrease) Due to
			Rate/				Rate/
	Volume	Rate	Volume	Total	Volume	Rate	Volume	Total
Interest income:
Federal funds sold, securities purchased under agreements to resell and other short-term investments	$813	($155)	($207)	$451	$814	($397)	($480)	($63)
Investment securities:
Taxable	(3,531)	(16,166)	809	(18,888)	1,546	(8,184)	(163)	(6,801)
Tax exempt (1), (2)	(483)	(409)	15	(877)	(227)	(1,066)	16	(1,277)

Loans (1),(2),(3)	11,348	(33,491)	(1,431)	(23,574)	35,798	(43,836)	(5,618)	(13,656)

TOTAL INTEREST INCOME	8,147	(50,221)	(814)	(42,888)	37,931	(53,483)	(6,245)	(21,797)

Interest expense:
Interest-bearing deposits	($802)	($25,333)	$255	($25,880)	$9,829	($44,180)	($3,692)	($38,043)
Federal funds purchased, repurchase agreements, and other short-term borrowings	660	(3,350)	(215)	(2,905)	3,901	(6,136)	(1,687)	(3,922)

FHLB advances & other long- term borrowings	3,739	(3,090)	(270)	379	(335)	(655)	5	(985)

TOTAL INTEREST EXPENSE	3,597	(31,773)	(230)	(28,406)	13,395	(50,971)	(5,374)	(42,950)

NET INTEREST INCOME	$4,550	($18,448)	($584)	($14,482)	$24,536	($2,512)	($871)	$21,153

(1)	Yields and interest income on federally tax exempt loans and investment securities are computed on a fully tax-equivalent basis using the statutory federal income tax rate of 35%.

(2)	Yields and interest income on state tax exempt loans and investment securities are computed on a fully tax-equivalent basis using the statutory state income tax rate of 9%.

(3)	Nonaccruing loans are included in the daily average loan amounts outstanding.

Provision for Credit Losses

United’s credit quality continues to be sound despite a weak economy. Nonperforming loans were $18.58 million or 0.47% of loans, net of unearned income, at December 31, 2003 compared to $15.35 million or 0.44% of loans, net of unearned income at December 31, 2002. The components of nonperforming loans include nonaccrual loans and loans that are contractually past due 90 days or more as to interest or principal, but have not been put on a nonaccrual basis. During 2003, nonaccrual loans increased $633 thousand or 9.18% while loans past due 90 days or more increased $2.59 million or 30.62%. This increase in loans past due 90 days or more was due mainly to two large commercial loans being 90 days or more delinquent at December 31, 2003. The increase in nonaccrual loans and loans past due 90 days or more was considered in the analysis of the December 31, 2003 allowance for loan losses. Total nonperforming assets of $21.78 million, including OREO of $3.20 million at December 31, 2003, represented 0.34% of total assets at the end of 2003 as compared to 0.34% at the end of 2002.

Nonperforming assets include loans and securities on which no interest is currently being accrued, principal or interest has been in default for a period of 90 days or more and, in the case of loans, for which the terms have been modified due to a deterioration in the financial position of the borrower. Management is not aware of any other significant loans or securities, groups of loans or securities, or segments of the loan or investment portfolio not included below or disclosed elsewhere herein where there are serious doubts as to the ability of the borrowers or issuers to comply with the present repayment terms of the debt. The following table summarizes nonperforming assets for the indicated periods.

	December 31
	2003	2002	2001	2000	1999
	(In thousands)
Nonaccrual loans	$7,523	$6,890	$8,068	$8,131	$12,327
Loans which are contractually past due 90 days or more as to interest or principal, and are still accruing interest	11,052	8,461	9,522	4,717	8,415

Total nonperforming loans	18,575	15,351	17,590	12,848	20,742

Nonaccrual investment securities			10,000
Other real estate owned	3,203	4,267	2,763	2,109	3,764

TOTAL NONPERFORMING ASSETS	$21,778	$19,618	$30,353	$14,957	$24,506

Loans and securities are designated as impaired when, in the opinion of management, the collection of principal and interest in accordance with the loan contract is doubtful. At December 31, 2003, impaired loans were $21.07 million, an increase of $11.05 million or 110.28% from the $10.02 million in impaired loans at December 31, 2002. In addition to the two previously mentioned large commercial credits that were classified as 90 days or more delinquent, the change in impaired loans from year end 2002 included several smaller commercial loans that were considered impaired in accordance with FASB Statement No. 114 (SFAS No. 114), “Accounting by Creditors for Impairment of a Loan”. For further details, along with a discussion of concentrations of credit risk, see Note E to the Consolidated Financial Statements.

At September 30, 2004, United split its allowance for loan losses into an allowance for loan losses and an allowance for lending-related commitments. Prior period balances have been reclassified to conform to this presentation. The combined allowances for loan losses and lending-related commitments are now referred to as the allowance for credit losses. At December 31, 2003, the allowance for credit losses was $51.31 million, compared to $48.26 million at December 31, 2002. As a percentage of loans, net of unearned income, the allowance for credit losses was 1.30% and 1.38% at December 31, 2003 and 2002, respectively. The ratio of the allowance for credit losses to nonperforming loans was 276.2% and 314.4% at December 31, 2003 and 2002, respectively.

For the years ended December 31, 2003 and 2002, the provision for credit losses was $7.48 million and $8.94 million, respectively. Net charge-offs were $8.29 million for the year of 2003 as compared to net charge-offs of $7.96 million for the year of 2002.

The following table summarizes United’s credit loss experience for each of the five years ended December 31:

	2003	2002	2001	2000	1999
	(Dollars in thousands)
Balance of allowance for credit losses at beginning of year	$48,387	$47,408	$40,532	$39,599	$39,189

Allowance of purchased company at date of acquisition	3,863		4,673

Loans charged off:
Commercial, financial and agricultural	2,677	805	2,578	2,482	3,896
Real estate	3,365	5,192	7,090	10,570	3,290
Real estate construction			76
Consumer and other	3,954	3,502	2,615	2,793	2,050

TOTAL CHARGE-OFFS	9,996	9,499	12,359	15,845	9,236

Recoveries:
Commercial, financial and agricultural	706	443	681	374	341
Real estate	601	591	557	226	156
Real estate construction			1
Consumer and other	396	507	490	433	349

TOTAL RECOVERIES	1,703	1,541	1,729	1,033	846

NET LOANS CHARGED OFF	8,293	7,958	10,630	14,812	8,390
Provision for credit losses	7,475	8,937	12,833	15,745	8,800

BALANCE OF ALLOWANCE FOR CREDIT LOSSES AT END OF YEAR	51,432	48,387	47,408	40,532	39,599

Less: Balance of allowance for credit losses,discontinued operations	(123)	(123)	(123)	(123)	(89)

BALANCE OF ALLOWANCE FOR CREDIT LOSSES AT END OF YEAR, CONTINUING OPERATIONS	$51,309	$48,264	$47,285	$40,409	$39,510

Loans outstanding at the end of period (gross), continuing operations (1)	$3,960,637	$3,504,307	$3,505,385	$3,197,494	$3,177,392

Average loans outstanding during period (net of unearned income) (1)	$3,644,296	$3,536,020	$3,218,191	$3,198,090	$2,975,116

Net charge-offs as a percentage of average loans outstanding	0.23%	0.23%	0.33%	0.46%	0.28%

Allowance for credit losses, continuing operations as a percentage of nonperforming loans	276.2%	314.4%	268.8%	314.5%	190.5%

(1)	Excludes loans held for sale.

United evaluates the adequacy of the allowance for credit losses on a quarterly basis and its loan administration policies are focused upon the risk characteristics of the loan portfolio. United’s process for evaluating the allowance is a formal company-wide process that focuses on early identification of potential problem credits and procedural discipline in managing and accounting for those credits. This process determines the appropriate level of the allowance for credit losses, allocation among loan types and lending-related commitments, and the resulting provision for credit losses.

Allocations are made for specific commercial loans based upon management’s estimate of the borrowers’ ability to repay and other factors impacting collectibility. Other commercial loans not specifically reviewed on an individual basis are evaluated based on historical loss percentages applied to loan pools that have been segregated by risk. Allocations for loans other than commercial loans are made based upon historical loss experience adjusted for current conditions. The unallocated portion of the allowance for credit losses reflects estimated probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower’s financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet fully manifested themselves in loss allocation factors. In addition, a portion of the unallocated allowance accounts for the inherent imprecision in its allowance for credit losses analysis. Over the past several years, United has grown through acquisition, and accordingly, expanded the geographic area in which it operates. As a result, historical loss experience data used to establish allocation estimates might not precisely correspond to the current portfolio in these other geographic areas.

United has continued to refine its methodology in determining the allowance for credit losses, which has resulted in higher allocated components of the allowance in more recent years. These refinements involve the adjustment of historical loss data utilized in the evaluation of impairment on pools of loans. These improvements are judged by management to continually improve the accuracy of the estimates of impairment included in the allocated allowance. Differences between actual loan loss experience and estimates are reviewed on a quarterly basis and adjustments are made to those estimates.

United’s formal company-wide process at December 31, 2003 produced increased allocations within three of the four loan categories. The components of the allowance allocated to commercial loans increased $2.82 million, as a result of changes in loans acquired in the Sequoia acquisition, economic conditions, and specific allocations of large loans. The consumer loan pool allocation increased $797 thousand as a result of growth in the consumer loan portfolio and as a result of changes in loans acquired in the Sequoia acquisition. The real estate construction loan pool allocation increased $372 thousand also primarily due to changes in historical and qualitative loss factors. The components of the allowance allocated to real estate loans decreased $5.44 million as loan charge-offs continued to decline resulting in a decrease to the associated historical loss percentages. The allowance allocated to lending-related commitments increased $3.1 million.

The following table presents the allocation of United’s allowance for credit losses for each of the five years ended December 31:

	December 31
	2003	2002	2001	2000	1999
	(In thousands)
Commercial, financial and agricultural	$23,458	$20,643	$20,206	$11,713	$12,948

Real estate	4,680	10,117	10,420	12,580	9,593

Real estate construction	1,472	1,100	1,104	843	445

Consumer and other	6,234	5,437	3,656	3,241	2,205

Lending related commitments	9,731	6,643	4,115	2,003	2,591

Unallocated	5,857	4,447	7,907	10,152	11,817

	51,432	48,387	47,408	40,532	39,599

Less: Allowance for credit losses, discontinued operations	(123)	(123)	(123)	(123)	(89)

Total	$51,309	$48,264	$47,285	$40,409	$39,510

The increase in the unallocated allowance in 2003 relative to the unallocated allowance in 2002 reflects continued uncertainty surrounding near term economic conditions and the sustained effects of a weak economy over the past two years. Additionally, as a result of the acquisitions of Century and Sequoia, historical loss experience data used in the allowance allocation estimates may not correspond exactly to the characteristics of the current portfolio.

Management believes that the allowance for credit losses of $51.31 million at December 31, 2003 is adequate to provide for probable losses on existing loans and lending-related commitments based on information currently available.

Management is not aware of any potential problem loans, trends or uncertainties that it reasonably expects will materially impact future operating results, liquidity, or capital resources which have not been disclosed. Additionally, management has disclosed all known material credits that cause management to have serious doubts as to the ability of such borrowers to comply with the loan repayment schedules.

Other Income

Noninterest income has been, and will continue to be, an important element of United’s profitability. Accordingly, management continues to evaluate areas where noninterest income can be enhanced. Other income consists of all revenues that are not included in interest and fee income related to earning assets. Consolidated noninterest income, including net gains and losses from securities transactions, increased $29.84 million or 40.61% for 2003 when compared to 2002. Consolidated noninterest income, excluding securities gains and losses, increased $21.74 million or 27.26% for the year of 2003 when compared to the year of 2002. These consolidated results were achieved primarily due to a combination of increased revenues from the discontinued mortgage banking operations of Mason Mortgage and the wealth management and deposit services areas from continuing operations.

Noninterest income from continuing operations including net gains and losses from securities transactions, for the year of 2003 was $52.08 million, an increase of $14.30 million or 37.84% from the year of 2002. Noninterest income from continuing operations, excluding securities gains and losses, increased $6.20 million or 14.08% for the year of 2003 when compared to the year of 2002. This rise in noninterest income from continuing operations was attributable to increased revenue from deposit, trust and brokerage services and bank-owned life insurance.

Service charges, commissions and fees from customer accounts increased $2.52 million or 8.18% from 2002. This income includes charges and fees related to various banking services provided by United. The largest component within this category is fees from deposit services, which increased $2.03 million or 8.67% for the year of 2003 as compared to the year of 2002.

Trust income and brokerage commissions increased $495 thousand or 5.57% due to an increased volume of trust and brokerage business. United continues its efforts to broaden the scope and activity of its trust and brokerage service areas, especially in the northern Virginia market, to provide additional sources of fee income that complement United’s traditional banking products and services. The northern Virginia market provides a large number of potential customers with high per capita incomes.

During 2003, United incurred a net gain on securities activity of $1.83 million as compared to a net loss of $6.27 million during 2002. The loss on security transactions in 2002 included recognized impairment charges of $7.0 million for the year of 2002 due to other-than-temporary declines in the fair value of retained interests in securitized assets. The decline in the value of these available for sale securities in 2002 was the result of an increase in the level of prepayment and default activity during the time periods, which negatively affected the valuation of those securities to varying degrees during the respective periods. United incurred only minimal impairment charges during 2003.

All other noninterest income from continuing operations increased $2.35 million for the year of 2003 compared to the year of 2002 due mainly to income from bank-owned life insurance policies (BOLI). United added approximately $80 million of BOLI during 2003.

Other Expense

Other expense includes all items of expense other than interest expense, the provision for credit losses and income tax expense. Consolidated noninterest expense increased $32.55 million or 22.58% for the year ended December 31, 2003 as compared to the year ended 2002. The increases in consolidated noninterest expense from the previous year end were primarily due to the prepayment penalties of $16.69 million associated with the prepayment of $156.5 million of FHLB advances, and increases in salaries and employee benefits as a result of record originations in the discontinued mortgage banking segment where compensation and incentives for its personnel were tied to activity levels.

Noninterest expense from continuing operations for the year of 2003 was $129.54 million, an increase $19.81 million or 18.06% from the year of 2002. Most of this increase was due primarily to the aforementioned prepayment penalties on FHLB advances.

Salaries and benefits from continuing operations increased $2.34 million or 4.46% for the year of 2003 compared to the year of 2002. Salaries’ expense for 2003 was $42.18 million or 3.56% above the 2002 level due mainly to an increase in salary levels and in part to the Sequoia acquisition, which consummated during the fourth quarter of 2003. Benefits’ expense also increased due to $986 thousand of additional pension and insurance expense in 2003.

Net occupancy expense from continuing operations in 2003 decreased from 2002 levels by $496 thousand or 4.22%. The lower net occupancy expense for 2003 was due to a decrease building depreciation expense which more than offset increased building rental costs from the additional branch locations added by the Sequoia acquisition, included in United’s results for the last three months of 2003.

Remaining other expense, excluding the prepayment penalties, increased $1.27 million or 2.80% in 2003, which was relatively flat compared to 2002.

United’s consolidated efficiency ratio increased in 2003 from traditionally low levels mainly as a result of a compressing net interest margin, significant charges due the prepayment of FHLB advances, and increased expenses of the discontinued mortgage banking operations. The consolidated efficiency ratio was 57.05% for the year of 2003 compared to 47.59% for 2002. The consolidated efficiency ratio of 57.05% for 2003 still compares favorably to an average efficiency ratio of 58.81% for peer group banking companies with an asset size of $5 to $10 billion.

Income Taxes

For the year ended December 31, 2003, consolidated income taxes were $33.76 million, compared to $39.40 million for 2002. Income taxes from continuing operations were $28.01 million for the year of 2003, a decrease of $7.20 million from income taxes for the year of 2002 due to a lower level of earnings. For the years ended December 31, 2003 and 2002, United’s effective tax rates were 30.0% and 30.7%, respectively. For further details related to income taxes, see Note L to the Consolidated Financial Statements.

Quarterly Results

On a consolidated basis, the first three quarters of 2003 showed increases in earnings in comparison to each of the same three quarters of 2002. On a per diluted share basis, first quarter 2003 consolidated earnings were $0.53 per share, compared to $0.50 in 2002, second quarter 2003 consolidated earnings were $0.54 per share, compared to $0.51 in 2002 and third quarter 2003 consolidated earnings were $0.55, compared to $0.52 per share in 2002. Income from continuing operations for each of the first three quarters of 2003 was lower than those income amounts in 2002 while, over the same quarterly time periods, income from discontinued operations in 2003 was more than the comparable amounts in 2002.

Results for the fourth quarter of 2003 included significant charges of $16.69 million to prepay certain long-term debt, previously mentioned in this report. Fourth quarter 2003 consolidated earnings were $0.24 per diluted share, compared to $0.53 per diluted share in 2002, which represented a decrease of 54.72%. Consolidated net income for the fourth quarter of 2003 was $10.50 million compared to $22.55 million earned in the fourth quarter of 2002, which represented a decrease of

53.46%. Income from continuing operations was $8.67 million or $0.20 per diluted share for the fourth quarter of 2003 as compared to income of $18.21 million or $0.43 per diluted share for the fourth quarter of 2002. Results for the fourth quarter of 2003 included significant charges of $16.69 million to prepay certain long-term debt, previously mentioned in this report.

Consolidated noninterest income for the fourth quarter of 2003 increased $1.74 million or 8.06% from the fourth quarter of 2002 due mainly to increased income from bank-owned life insurance policies. Income from the discontinued mortgage-banking operations of Mason Mortgage decreased $1.28 million or 11.77% for the fourth quarter of 2003 as compared to the fourth quarter of 2002. Mortgage loan originations decreased by approximately 38% for the fourth quarter of 2003 when compared to the same period of 2002 due to a higher interest rate environment. Noninterest income from continuing operations for the fourth quarter of 2003 increased $3.39 million or 33.65% compared to the fourth quarter of 2002 due to additional income from bank-owned life insurance policies.

Consolidated tax-equivalent net interest income for the fourth quarter of 2003 was $53.05 million, which was relatively flat from the fourth quarter of 2002. The consolidated net interest margin for the fourth quarter of 2003 was 3.76%, which was a twenty basis point contraction from the previous year’s fourth quarter net interest margin of 3.96%. However, the interest spread between interest-earning assets and interest-bearing liabilities remained stable at 3.41%. Tax-equivalent net interest income from continuing operations for the fourth quarter of 2003 increased $1.7 million or 3.48% from the fourth quarter of 2002.

Consolidated noninterest expense increased for the fourth quarter of 2003 over last year’s fourth quarter primarily due to the previously mentioned prepayment penalties of $16.69 million resulting from prepaying approximately $156.5 million of FHLB advances. Consolidated noninterest expense increased $18.72 million or 48.54% during the three-month period ended December 31, 2003 as compared to the same three-month period last year. Consolidated noninterest expense totaled $57.30 million for the fourth quarter of 2003 compared with $38.57 million for the fourth quarter of 2002. Noninterest expense from continuing operations increased $19.30 million or 68.54% due mainly to the aforementioned prepayment penalties.

Additional quarterly financial data for 2003 and 2002 may be found in Note U to the Consolidated Financial Statements.

The Effect of Inflation

United’s income statements generally reflect the effects of inflation. Since interest rates, loan demand and deposit levels are impacted by inflation, the resulting changes in the interest-sensitive assets and liabilities are included in net interest income. Similarly, operating expenses such as salaries, rents and maintenance include changing prices resulting from inflation. One item that would not reflect inflationary changes is depreciation expense. Subsequent to the acquisition of depreciable assets, inflation causes price levels to rise; therefore, historically presented dollar values do not reflect this inflationary condition. With inflation levels at relatively low levels and monetary and fiscal policies being implemented to keep the inflation rate increases within an acceptable range, management expects the impact of inflation would continue to be minimal in the near future.

Contractual Obligations, Commitments, Contingent Liabilities and Off-Balance Sheet Arrangements

United has various financial obligations, including contractual obligations and commitments, that may require future cash payments.

The table below presents, by payment date, significant known contractual obligations to third parties as of December 31, 2003:

		Total Payments Due by Period
		One Year	One to	Three to	Over Five
(In thousands)	Total	or Less	Three Years	Five Years	Years
Deposits without a stated maturity (1)	$2,552,080	$2,552,080
Time deposits (2) (3)	1,616,540	1,074,507	$395,765	$126,595	$19,673
Short-term borrowings (2)	883,144	579,275	79,847	79,096	144,926
Long-term borrowings (2) (3)	610,422	189,869	27,050	287,806	105,697
Operating leases	28,264	5,117	8,664	6,700	7,783

(1)	Excludes interest.

(2)	Includes interest on both fixed and variable rate obligations. The interest associated with variable rate obligations is based upon interest rates in effect at December 31, 2003. The interest to be paid on variable rate obligations is affected by changes in market interest rates, which materially affect the contractual obligation amounts to be paid.

(3)	Excludes carrying value adjustments such as unamortized premiums or discounts.

United also enters into derivative contracts, mainly to protect against adverse interest rate movements on the value of certain assets or liabilities, under which it is required to either pay cash to or receive cash from counterparties depending on changes in interest rates. These derivative contracts consist of an interest rate swap with a notional amount of $100.0 million. Derivative contracts are carried at fair value and not notional value on the consolidated balance sheet. Because the derivative contracts recorded on the balance sheet at December 31, 2003 do not represent the amounts that may ultimately be paid under these contracts, they are excluded from the preceding table. Further discussion of derivative instruments is included in Note O to the Consolidated Financial Statements.

United is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and standby letters of credit. United’s maximum exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for the loan commitments and standby letters of credit is the contractual or notional amount of those instruments. United uses the same policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The following tables detail the amounts of significant commitments and letters of credit as of December 31, 2003:

(In thousands)	Amount
Commitments to extend credit:
Revolving open-end secured by 1-4 residential	$462,977

Credit card and personal revolving lines	111,238

Commercial	1,502,625

Total unused commitments	$2,076,840

Financial standby letters of credit	$58,403

Performance standby letters of credit	52,554

Commercial letters of credit	4,286

Total letters of credit	$115,243

Commitments generally have fixed expiration dates or other termination clauses, generally within one year, and may require the payment of a fee. Further discussion of commitments is included in Note N to the Consolidated Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The objective of United’s Asset/Liability Management function is to maintain consistent growth in net interest income within United’s policy guidelines. This objective is accomplished through the management of balance sheet liquidity and interest rate risk exposures due to changes in economic conditions, interest rate levels and customer preferences.

Interest Rate Risk

Management considers interest rate risk to be United’s most significant market risk. Interest rate risk is the exposure to adverse changes in United’s net interest income as a result of changes in interest rates. Achieving consistency in United’s earnings is largely dependent on the effective management of interest rate risk.

Management of interest rate risk focuses on maintaining consistent growth in net interest income within Board-approved policy limits. United’s Asset/Liability Management Committee (ALCO), which includes senior management representatives and reports to the Board of Directors, monitors and manages interest rate risk to maintain an acceptable level of change to net interest income as a result of changes in interest rates. Policy established for interest rate risk is stated in terms of the change in net interest income over a one-year and two-year horizon given an immediate and sustained increase or decrease in interest rates. The current limits approved by the Board of Directors are structured on a staged basis with each stage requiring specific actions.

United employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. One such technique utilizes an earnings simulation model to analyze net interest income sensitivity to movements in interest rates. The model is based on actual cash flows and repricing characteristics for on and off-balance sheet instruments and incorporates market-based assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. The model also includes executive management projections for activity levels in product lines offered by United. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into the model. Rate scenarios could involve parallel or nonparallel shifts in the yield curve, depending on historical, current, and expected conditions, as well as the need to capture any material effects of explicit or embedded options. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management’s strategies.

Interest sensitive assets and liabilities are defined as those assets or liabilities that mature or are repriced within a designated time frame. The principal function of managing interest rate risk is to maintain an appropriate relationship between assets and liabilities that are sensitive to changing market interest rates. The difference between rate sensitive assets and rate sensitive liabilities for specified periods of time is known as the “GAP.” Earnings-simulation analysis captures not only the potential of these interest sensitive assets and liabilities to mature or reprice, but also the probability that they will do so. Moreover, earnings-simulation analysis attends to the relative sensitivities of these balance sheet items and projects their behavior over an extended period of time. United closely monitors the sensitivity of its assets and liabilities on an ongoing basis and projects the effect of various interest rate changes on its net interest margin.

The following table shows United’s estimated consolidated earnings sensitivity profile as of December 31, 2003 and December 31, 2002:

Change in
Interest Rates	Percentage Change in Net Interest Income
(basis points)	December 31, 2003	December 31, 2002
+100	3.00%	8.45%
-100	-1.60%	-6.14%

Given an immediate, sustained 100 basis point upward shock to the yield curve used in the simulation model, it is estimated that net interest income for United would increase by 3.00% over one year as of December 31, 2003, as compared to an increase of 8.45% as of December 31, 2002. A 100 basis point immediate, sustained downward shock in the yield curve would decrease net interest income by an estimated 1.60% over one year as of December 31, 2003, as compared to a decrease of 6.14% as of December 31, 2002. All of these estimated changes in net interest income are within the policy guidelines established by the Board of Directors.

To further aid in interest rate management, United’s subsidiary banks are members of the Federal Home Loan Bank (FHLB). The use of FHLB advances provides United with a low risk means of matching maturities of earning assets and interest-bearing funds to achieve a desired interest rate spread over the life of the earning assets. In addition, United uses credit with large regional banks, and trust preferred securities to provide funding.

In July of 2003, United entered into a $100 million notional amount interest rate swap agreement. Interest rate swaps obligate two parties to exchange one or more payments generally calculated with reference to a fixed or variable rate of interest applied to the notional amount. United entered into the interest rate swap in an effort to offset a portion of the cost on a long-term fixed rate FHLB advance. The fair value of the interest rate swap is recognized on the balance sheet as either a freestanding asset or liability. At December 31, 2003, the fair value of the swap resulted in a $3.85 million liability. Adjustments to the fair value of the swap are recorded as a corresponding adjustment within FHLB advances on the balance sheet. The impact on earnings is the exchange of the fixed rate interest for variable rate LIBOR based interest. See Note O of the Consolidated Financial Statements for a further discussion of the interest rate swap.

Liquidity

In the opinion of management, United maintains liquidity that is sufficient to satisfy its depositors’ requirements and the credit needs of its customers. Like all banks, United depends upon its ability to renew maturing deposits and other liabilities on a daily basis and to acquire new funds in a variety of markets. A significant source of funds available to United is “core deposits.” Core deposits include certain demand deposits, statement and special savings and NOW accounts. These deposits are relatively stable and they are the lowest-cost source of funds available to United. Short-term borrowings have also been a significant source of funds. These include federal funds purchased and securities sold under agreements to repurchase as well as advances from the FHLB. Repurchase agreements represent funds that are generally obtained as the result of a competitive bidding process.

Liquid assets are cash and those items readily convertible to cash. All banks must maintain sufficient balances of cash and near-cash items to meet the day-to-day demands of customers. Other than cash and due from banks, the available for sale securities portfolio and maturing loans are the primary sources of liquidity.

The goal of liquidity management is to ensure the ability to access funding that enables United to efficiently satisfy the cash flow requirements of depositors and borrowers and meet United’s cash needs. Liquidity is managed by monitoring funds’ availability from a number of primary sources. Substantial funding is available from cash and cash equivalents, unused short-term borrowings, and a geographically dispersed network of branches providing access to a diversified and substantial retail deposit market.

Short-term needs can be met through a wide array of sources such as correspondent and downstream correspondent federal funds and utilization of FHLB advances.

Other sources of liquidity available to United to provide long-term as well as short-term funding alternatives, in addition to FHLB advances, are long-term certificates of deposit, lines of credit, borrowings secured by bank premises or stock of United’s subsidiaries and issuances of trust preferred securities. United’s subsidiary trusts issued $45 million of trust preferred securities during the fourth quarter of 2003, and inherited trust preferred securities from the Sequoia acquisition of $10 million. United has no intention at this time of utilizing any long-term funding sources other than FHLB advances and long-term certificates of deposit. See Notes J and K, Notes to Consolidated Financial Statements.

Cash flows provided by continuing operations in 2003 was $86.37 million as compared to cash provided by operations during 2002 of $109.53 million. The difference in cash flows between two years was primarily the result of decreased income from continuing operations of $14.14 million in 2003 as compared to 2002. In 2003, investing activities used cash of $292.13 million as compared to 2002 in which net cash of $131.99 million was provided by investing activities. Cash used by investing activities in 2003 was primarily due to $117.18 million of excess net purchases of investment securities over net proceeds from sales, maturities and calls of investment securities. In 2002, cash provided by investing activities was primarily due to $147.90 million of excess net proceeds from sales, calls and maturities of investment securities over purchases of investment securities. For the year of 2003, net cash of $283.58 million was provided by financing activities primarily due to a net increase in FHLB advances of $385.23 and net proceeds of $44.12 from debt related to trust preferred securities. Cash used in financing activities during 2003 included a decline in deposits of approximately $63.50 million, payment of $41.63 million in cash dividends and $37.36 million for acquisitions of United shares under the stock repurchase programs. For the year of 2002, net cash of $225.42 million was used in financing activities, primarily due to a $298.65 million net repayment of FHLB borrowings, payment of $39.75 million in cash dividends and $36.90 million for acquisitions of United shares under the stock repurchase programs. Cash provided by financing activities included growth in deposits of $79.68 million and an increase in short-term borrowings of $46.42 million. Net cash provided by discontinued operations was $1.76 million and $1.67 million for the year 2003 and 2002, respectively. The net effect of this activity was an increase in cash and cash equivalents of $79.58 million and $17.77 million increase in cash and cash equivalents for the year of 2003 and 2002, respectively. See the Consolidated Statement of Cash Flows in the Consolidated Financial Statements.

United anticipates no problems in its ability to service its obligations over the next 12 months. There are no known trends, demands, commitments, or events that will result in or that are reasonably likely to result in United’s liquidity increasing or decreasing in any material way. United also has significant lines of credit available. See Notes J and K, Notes to Consolidated Financial Statements.

The Asset and Liability Committee monitors liquidity to ascertain that a liquidity position within certain prescribed parameters is maintained. No changes are anticipated in the policies of United’s Asset and Liability Committee.

Capital Resources

Total year end 2003 shareholders’ equity increased $73.65 million or 13.60% to $615.19 million from $541.54 million at December 31, 2002. Since December 31, 2002, United has experienced a decrease of $6.55 million, net of deferred income taxes, in the estimated fair value of its available for sale investment portfolio. During the fourth quarter of 2003, United consummated the Sequoia acquisition and as a result, shareholders’ equity increased by approximately $77.48 million. United’s equity to assets ratio was 9.65% at December 31, 2003, as compared to 9.35% at December 31, 2002. The primary capital ratio, capital and reserves to total assets and reserves, was 10.35% at December 31, 2003, as compared to 10.09% at December 31, 2002.

During the fourth quarter of 2003, United’s Board of Directors declared a cash dividend of $0.25 per share. Dividends per share of $1.00 for 2003 represented a 5% increase over the $0.95 per share paid for 2002. United declared approximately $42.03 million in dividends to common shareholders in 2003 compared with $40.39 million in 2002. The year 2003 was the thirtieth consecutive year of dividend increases to United shareholders.

United also seeks to maintain a proper relationship between capital and total assets to support growth and sustain earnings. United has historically generated attractive returns on shareholders’ equity. United’s average equity to average asset ratio was 9.78% in 2003 and 9.51% in 2002. United’s risk-based capital ratio was 11.61% in 2003 and 11.76% in 2002, which are both significantly higher than the minimum regulatory requirements. United’s Tier 1 capital and leverage ratios of 10.36% and 8.44%, respectively, at December 31, 2003, are also well above regulatory minimums to be classified as a “well-capitalized” institution, which allows United to have special regulatory consideration in various areas. See Note R, Notes to Consolidated Financial Statements.

The following table shows selected consolidated operating and capital ratios for each of the last three years ended December 31:

	2003	2002	2001
Return on average assets	1.36%	1.59%	1.59%
Return on average equity	13.86%	16.73%	17.51%
Dividend payout ratio	53.39%	45.41%	47.63%
Average equity to average assets ratio	9.78%	9.51%	9.06%

2002 COMPARED TO 2001

FINANCIAL CONDITION SUMMARY

United’s total assets as of December 31, 2002 were $5.80 billion, an increase of $161.8 million or 2.87% from year end 2001. United’s available for sale securities portfolio decreased $124.97 million or 10.89% from December 31, 2001 as approximately $652.68 million of available for sale securities were sold, matured or called, while purchases of available for sale securities amounted to approximately $524.95 million for the year of 2002. Securities held to maturity decreased $18.26 million or 6.49% as compared to year end 2001. Approximately $19.29 million of held to maturity securities matured or were called while only $6.70 thousand of held to maturity securities were purchased. Total loans, including loans held for sale, decreased $5.35 million, which was relatively flat from year end 2001. Of the total decrease in loans, loans held for sale decreased $4.21 million while portfolio loans decreased $1.14 million. Cash and cash equivalents increased $16.10 million while all other assets from continuing operations were relatively flat for 2002. Assets from discontinued operations increased $296.60 million or 80.26% due mainly to an increase in loans held for sale as originations outpaced sales for the year of 2002.

Total deposits at December 31, 2002 increased $77.19 million or 2.06% since year end 2001. In terms of composition, interest-bearing deposits increased $27.61 million while noninterest-bearing deposits increased $49.58 million from December 31, 2001. United’s total borrowed funds decreased $237.57 million or 24.15% for the year of 2002. Short-term borrowings increased $46.42 million or 8.81% as United increased these borrowings to take advantage of lower short-term interest rates. Long-term FHLB borrowings decreased $304.05 million or 67.92%. Other long-term borrowing increased $20.06 million from year end 2001 as United issued $20 million of trust preferred securities during the fourth quarter of 2002. Accrued expenses and other liabilities decreased $5.49 million or 10.12% since year end 2001. Liabilities related to discontinued operations increased $290.11 million or 83.18% as borrowings increased to fund the growth in loans held for sale.

Shareholders’ equity increased $35.01 million or 6.91% from December 31, 2001 translating into a book value per share of $12.88. The increase in shareholders’ equity was due mainly to net retained earnings in excess of dividends for the year of $48.55 million which more than offset an increase in the purchase of treasury stock of $36.90 million. During 2002, 375,700 shares were repurchased to complete a plan announced by United in May of 2000 to repurchase up to 1.675 million shares of its common stock on the open market. On February 28, 2002, United announced a new plan to repurchase up to 1.72 million shares of its common stock, of which 871,300 shares have been repurchased since its implementation. United continues to balance capital adequacy and the return to shareholders. At December 31, 2002, United’s regulatory capital ratios, including those of its bank subsidiaries, exceeded the levels established for well-capitalized institutions.

EARNINGS SUMMARY

For the year ended December 31, 2002, consolidated net income increased 11.18% to $88.93 million from $79.99 million for the year ended December 31, 2001. On a diluted per share basis, consolidated net income of $2.06 for 2002 increased 8.42% from $1.90 in 2001.

Net income from continuing operations for the year of 2002 was $78.22 million, an increase of $6.10 million or 8.45% from the year of 2001. Diluted earnings per share from continuing operations were $1.81 and $1.71 for the year of 2002 and 2001, respectively.

Net income from discontinued operations for the year of 2002 was $10.71 million as compared to $7.87 million for the year of 2001. Diluted earnings per share from discontinued operations were $0.25 and $0.19 for the year of 2002 and 2001, respectively.

The 2002 consolidated results represented a return on average shareholders’ equity of 16.73% and a return on average assets of 1.59%. These key financial performance indicators compare favorably with regional peer grouping information provided by Keefe, Bruyette, & Woods, of 15.54% and 1.37%, respectively.

Consolidated net interest income grew $21.82 million or 11.79% for the year of 2002 when compared to 2001. Consolidated noninterest income increased $11.27 million or 18.12% for 2002 when compared to 2001 while consolidated noninterest expense increased $28.39 million or 24.52% over the same time period. The reasons for these increases follow in the detailed discussion.

The effective tax rate was 30.70% for the year ended December 31, 2002 as compared to 32.63% for 2001.

The following discussion explains in more detail the results of operations by major category.

Net Interest Income

Net interest income represents the primary component of United’s earnings. It is the difference between interest income from earning assets and interest expense incurred to fund these assets. Net interest income is impacted by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in market interest rates. Such changes, and their impact on net interest income in 2002, are summarized below.

Consolidated tax-equivalent net interest income of $217.90 million for the year 2002 increased $21.15 million or 10.75% from $196.74 million for the year of 2001. The main reason for the increase from the previous year was due to an increase in average earning assets of $472.83 million. The increased average earning assets for 2002 was primarily due to increases in the volume of interest-earning assets and interest-bearing liabilities resulting from the Century Bancshares acquisition consummated in December of 2001 and increases in average loans held for sale within the mortgage banking segment. United’s tax-equivalent consolidated net interest margin was 4.15% for the year of 2002 and 4.12% for 2001. As in the case with many financial institutions, management anticipates that the net interest margin will continue to contract in the coming months as United’s assets reprice at historically low levels with little flexibility for a corresponding decrease in rates paid on its interest-bearing liabilities. Tax-equivalent net interest income from continuing operations for the year of 2002 was $205.28 million, an increase of $16.55 million or 8.77% from the year of 2001.

Consolidated tax-equivalent interest income of $350.45 million decreased 5.86% for the year 2002 as a result of a lower yield on average interest-earning assets in line with lower market interest rates. Overall, the yield on average interest-earning assets decreased 111 basis points from 7.79% in 2001 to 6.68% in 2002. The yield on average loans, net of unearned income, decreased 128 basis points to 6.88% in the year 2002 from 8.16% in 2001. The yield on average securities was 6.00% for the year 2002 down 68 basis points from 6.68% for 2001. Tax-equivalent interest income from continuing operations for the year of 2002 was $334.46 million, a decrease of $26.11 million or 7.24% from the year of 2001.

Consolidated interest expense decreased $42.95 million or 24.47% in 2002 compared to 2001. Consistent with lower market interest rates, this decrease was attributed primarily to a decrease in funding costs. During 2002, United utilized lower cost deposits and short-term wholesale funding sources to support asset growth rather than long-term, higher cost FHLB advances. The average cost of funds decreased from 4.37% in 2001 to 3.03% in 2002. United’s average interest-bearing deposits increased $243.30 million and average short-term borrowings increased $112.87 million while average FHLB and other long-term borrowings decreased $5.34 million. Interest expense from continuing operations for the year of 2002 was $129.18 million, a decrease of $42.65 million or 24.82% from the year of 2001.

Provision for Credit Losses

For the years ended December 31, 2002 and 2001, the provision for credit losses was $8.94 million and $12.83 million, respectively. Net charge-offs were $7.96 million for the year of 2002 as compared to net charge-offs of $10.63 million for the year of 2001. The decreases in provision and net charge-offs for the year were based upon management’s ongoing evaluation of the adequacy of the allowance for credit losses and were primarily attributed to lower losses on junior-lien mortgage loans. The balance of junior-lien mortgage loans declined from $240.20 million at December 31, 2001 to $179.09 million at December 31, 2002. Net charge-offs of junior-lien mortgage loans were $3.27 million for the year of 2002 as compared to $5.54 million for the year of 2001.

United has an outstanding letter of credit securing a commercial development bond. All interest payments on the bond are current and the bond does not mature until 2014. However, based on an analysis completed in the third quarter of 2002 and an estimated appraised value of the underlying collateral updated in the third quarter of 2002, United recorded an expense in the provision for credit losses of $1.0 million as a probable loss on the expected fulfillment of its obligation under the letter of credit.

At December 31, 2002, the allowance for credit losses was $48.26 million, compared to $47.29 million at December 31, 2001. As a percentage of loans, net of unearned income, the allowance for credit losses was 1.38% and 1.35% at December 31, 2002 and 2001, respectively. Nonperforming loans were $15.35 million or 0.44% of loans, net of unearned income, at December 31, 2002 compared to $17.59 million or 0.50% of loans, net of unearned income at December 31, 2001.The ratio of the allowance for credit losses to nonperforming loans was 314.4% and 268.8% at December 31, 2002 and 2001, respectively.

Other Income

Other income consists of all revenues that are not included in interest and fee income related to earning assets. Overall, consolidated noninterest income, including net losses from securities transactions, increased $11.27 million or 18.12% for 2002 when compared to 2001. Consolidated noninterest income, excluding securities gains and losses, increased $17.02 million or 27.14% for the year of 2002 when compared to the year of 2001. These results were achieved primarily due to a combination of increased revenues from the discontinued mortgage banking operations of Mason Mortgage and the wealth management and deposit services areas of continuing operations.

Noninterest income from continuing operations, including net gains and losses from securities transactions, for the year of 2002 was $37.79 million, an increase of $1.10 million or 3.00% from the year of 2001. Noninterest income from continuing operations, excluding securities gains and losses, increased $6.85 million or 18.41% for the year of 2002 when compared to the year of 2001. This rise in noninterest income from continuing operations was attributable to increased revenue from deposit, trust and brokerage services.

Service charges, commissions and fees from customer accounts increased $4.98 million or 19.35% from 2001. This income includes charges and fees related to various banking services provided by United. The largest component within this category is fees from deposit services, which increased $4.34 million or 25.37% for the year of 2002 as compared to the year of 2001.

Trust income and brokerage commissions increased $679 thousand or 8.27% due to an increased volume of trust and brokerage business.

During 2002, United incurred a net loss on securities activity of $6.27 million as compared to a net loss of $518 thousand during 2001. Included within these security transactions’ totals for 2002 and 2001 are recognized charges of $7.0 million and $1.2 million, respectively, related to an other-than-temporary decline in the fair value of retained interests in securitized assets for the years ended December 31, 2002 and 2001. The decline in the value of these available for sale securities was the result of an increase in the level of prepayment and default activity during the time periods, which negatively affected the valuation of those securities.

Other Expense

Other expense includes all items of expense other than interest expense, the provision for loan losses and income tax expense. Consolidated noninterest expense increased $28.39 million or 24.52% for the year ended December 31, 2002 as compared to the year ended 2001. The explanation for this increase follows.

Noninterest expense from continuing operations for the year of 2002 was $109.73 million, an increase $16.51 million or 17.70% from the year of 2001.

Salaries and benefits from continuing operations increased $9.67 million or 22.57% for the year of 2002 compared to the year of 2001. Salaries’ expense for 2002 was $4.88 million or 13.60% above the 2001 level due to higher salary levels and the Century acquisition, which was only included in United’s results for one month of 2001. Benefits’ expense also increased due to $5.04 million of additional pension and insurance expense in 2002.

Net occupancy expense from continuing operations in 2002 increased from 2001 levels by $2.10 million or 21.74%. The higher net occupancy expense for 2002 was due to building and rental costs from the additional branch locations added by the Century acquisition.

Remaining other expense from continuing operations increased $4.74 million or 11.63% in 2002 compared to 2001 due mainly to the higher level of general operating expenses from the Century acquisition. In addition, other expenses for 2001 included a gain of $1.24 million from a divestiture of a branch office and the sale of other bank premises during the first quarter of that year.

For the year of 2002, United’s consolidated efficiency ratio was 47.6%, which was well below the 57.0% reported by United’s national peer group banking companies.

Income Taxes

For the year ended December 31, 2002, consolidated income taxes were $39.40 million, compared to $38.74 million for 2001. Income taxes from continuing operations for the year of 2002 were $35.21 million which was comparable to $35.60 million for the year of 2001. For the years ended December 31, 2002 and 2001, United’s effective tax rates were 30.70% and 32.63%, respectively. The decrease was primarily the result of not amortizing non-deductible goodwill in 2002 in accordance with new accounting guidelines.

REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
United Bankshares, Inc.

We have audited the accompanying consolidated balance sheets of United Bankshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Bankshares, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Charleston, West Virginia
February 25, 2004,
except for Note V,
the date as to which is
July 7, 2004

CONSOLIDATED BALANCE SHEETS
UNITED BANKSHARES, INC. AND SUBSIDIARIES

	December 31	December 31
(Dollars in thousands, except par value)	2003	2002
Assets
Cash and due from banks	$211,406	$158,198
Interest-bearing deposits with other banks	32,280	13,102
Federal funds sold	5,432

Total cash and cash equivalents	249,118	171,300

Securities available for sale at estimated fair value (amortized cost-$1,251,357 at December 31, 2003 and $996,198 at December 31, 2002)	1,266,635	1,022,314
Securities held to maturity (estimated fair value-$253,704 at December 31, 2003 and $266,993 at December 31, 2002)	243,975	263,176
Loans held for sale	1,687	5,151
Loans	3,960,637	3,504,307
Less: Unearned income	(5,403)	(3,119)

Loans net of unearned income	3,955,234	3,501,188
Less: Allowance for loan losses	(41,578)	(41,621)

Net loans	3,913,656	3,459,567
Bank premises and equipment	44,102	47,319
Goodwill	169,655	90,416
Accrued interest receivable	26,679	26,696
Other assets	137,883	45,576
Assets related to discontinued operations	334,340	666,147

TOTAL ASSETS	$6,387,730	$5,797,662

Liabilities
Deposits:
Noninterest-bearing	$893,627	$654,210
Interest-bearing	3,244,860	3,161,620

Total deposits	4,138,487	3,815,830
Borrowings:
Federal funds purchased	90,540	57,153
Securities sold under agreements to repurchase	549,163	511,300
Other short-term borrowings	22,239	5,096
Federal Home Loan Bank borrowings	519,709	143,583
Other long-term borrowings	89,954	28,861
Allowance for lending-related commitments	9,731	6,643
Accrued expenses and other liabilities	51,962	48,773
Liabilities related to discontinued operations	300,754	638,884

TOTAL LIABILITIES	5,772,539	5,256,123

Shareholders’ Equity
Common stock, $2.50 par value; Authorized-100,000,000 shares; issued-44,320,832 and 43,381,769 at December 31, 2003 and December 31, 2002, including 631,232 and 1,349,801 shares in treasury at December 31, 2003 and December 31, 2002, respectively	110,802	108,454
Surplus	110,592	89,360
Retained earnings	405,859	369,122
Accumulated other comprehensive income	6,512	13,060
Treasury stock, at cost	(18,574)	(38,457)

TOTAL SHAREHOLDERS’ EQUITY	615,191	541,539

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,387,730	$5,797,662

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME
UNITED BANKSHARES, INC. AND SUBSIDIARIES

	Year Ended December 31
(Dollars in thousands, except per share data)	2003	2002	2001
Interest income
Interest and fees on loans	$211,096	$242,834	$260,135
Interest on federal funds sold and other short-term investments	1,057	607	671
Interest and dividends on securities:
Taxable	51,701	70,589	77,390
Tax-exempt	8,666	9,453	10,727

Total interest income	272,520	323,483	348,923

Interest expense
Interest on deposits	53,683	79,562	117,605
Interest on short-term borrowings	7,361	10,266	14,188
Interest on long-term borrowings	34,460	39,347	40,035

Total interest expense	95,504	129,175	171,828

Net interest income	177,016	194,308	177,095
Provision for credit losses	7,475	8,937	12,833

Net interest income after provision for credit losses	169,541	185,371	164,262

Other income
Income from mortgage banking operations	2,570	1,727	1,873
Service charges, commissions, and fees	33,247	30,732	25,749
Fees from trust and brokerage services	9,387	8,892	8,213
Security gains (losses)	1,830	(6,266)	(518)
Other income	5,050	2,702	1,368

Total other income	52,084	37,787	36,685

Other expense
Salaries and employee benefits	54,843	52,501	42,835
Net occupancy expense	11,270	11,766	9,665
Prepayment penalties on FHLB advances	16,691
Other expense	46,734	45,461	40,723

Total other expense	129,538	109,728	93,223

Income from continuing operations before income taxes	92,087	113,430	107,724
Income taxes	28,010	35,211	35,600

Income from continuing operations	64,077	78,219	72,124

Income from discontinued operations before income taxes	20,433	14,903	11,006
Income taxes	5,745	4,189	3,139

Income from discontinued operations	14,688	10,714	7,867

Net income	$78,765	$88,933	$79,991

CONSOLIDATED STATEMENTS OF INCOME - continued
UNITED BANKSHARES, INC. AND SUBSIDIARIES

	Year Ended December 31
(Dollars in thousands, except per share data)	2003	2002	2001
Earnings per common share from continuing operations:
Basic	$1.52	$1.84	$1.74

Diluted	$1.50	$1.81	$1.71

Earnings per common share from discontinued operations:
Basic	$0.35	$0.25	$0.19

Diluted	$0.35	$0.25	$0.19

Earnings per common share:
Basic	$1.87	$2.09	$1.93

Diluted	$1.85	$2.06	$1.90

Dividends per common share	$1.00	$0.95	$0.91

Average outstanding shares:
Basic	42,076,180	42,537,980	41,497,304
Diluted	41,620,568	43,113,347	42,064,919

See notes to consolidated unaudited financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
UNITED BANKSHARES, INC. AND SUBSIDIARIES

					Accumulated
	Common Stock				Other		Total
		Par		Retained	Comprehensive	Treasury	Shareholders’
(Dollars in thousands, except per share data)	Shares	Value	Surplus	Earnings	Income (Loss)	Stock	Equity

Balance at January 1, 2001	43,381,769	$108,454	$85,032	$278,682	($4,964)	($36,334)	$430,870

Comprehensive income, net of tax:
Net income				79,991			79,991
Unrealized gain on securities of $8,543 net of reclassification adjustment for losses included in net income of $337					8,880		8,880
Amortization of the unrealized loss for securities transferred from the available for sale to the held to maturity investment portfolio					435		435

Total comprehensive income, net of tax							89,306
Acquisition of Century Bancshares, Inc. (1,981,423 shares)			2,274			46,468	48,742
Purchase of treasury stock (1,080,000 shares)						(27,059)	(27,059)
Common dividends declared ($0.91 per share)				(38,096)			(38,096)
Common stock options exercised (259,817 shares)			(3,184)			5,950	2,766

Balance at December 31, 2001	43,381,769	108,454	84,122	320,577	4,351	(10,975)	506,529

Comprehensive income, net of tax:
Net income				88,933			88,933
Unrealized gain on securities of $4,084 net of reclassification adjustment for losses included in net income of $4,073					8,157		8,157
Amortization of the unrealized loss for securities transferred from the available for sale to the held to maturity investment portfolio					552		552

Total comprehensive income, net of tax							97,642
Purchase of treasury stock (1,247,000 shares)						(36,899)	(36,899)
Fair value of vested stock options exchanged in the acquisition of Century Bancshares, Inc.			10,283				10,283
Common dividends declared ($0.95 per share)				(40,388)			(40,388)
Common stock options exercised (341,503 shares)			(5,045)			9,417	4,372

Balance at December 31, 2002	43,381,769	108,454	89,360	369,122	13,060	(38,457)	541,539

Comprehensive income, net of tax:
Net income				78,765			78,765
Unrealized losses on securities of $8,235 net of reclassification adjustment for gains included in net income of $1,189					(7,044)		(7,044)
Amortization of the unrealized loss for securities transferred from the available for sale to the held to maturity investment portfolio					496		496

Total comprehensive income, net of tax							72,217
Acquisition of Sequoia Bancshares, Inc. (2,639,062 shares)	939,063	2,348	26,060			49,072	77,480
Purchase of treasury stock (1,257,135 shares)						(37,361)	(37,361)
Common dividends declared ($1.00 per share)				(42,028)			(42,028)
Common stock options exercised (274,191 shares)			(4,828)			8,172	3,344

Balance at December 31, 2003	44,320,832	$110,802	$110,592	$405,859	$6,512	($18,574)	$615,191

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
UNITED BANKSHARES, INC. AND SUBSIDIARIES

	Year Ended December 31
(Dollars in thousands)	2003	2002	2001
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net income from continuing operations	$64,077	$78,219	$72,124
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	7,475	8,937	12,833
Depreciation, amortization and accretion	18,284	5,602	10,949
Gain on sales of bank premises and equipment	163	(212)	(1,255)
(Gain) loss on securities transactions	(1,830)	6,266	518
Loans originated for sale	(132,505)	(112,447)	(143,288)
Proceeds from sales of loans	138,539	117,227	139,282
Gain on sales of loans	(2,570)	(1,727)	(1,722)
Deferred income tax expense (benefit)	1,718	(4,785)	(3,258)
Changes in:
Loans held for sale		1,155	277
Interest receivable	2,050	4,868	6,367
Other assets	(135)	7,192	(5,502)
Accrued expenses and other liabilities	(8,893)	(763)	11,441

NET CASH PROVIDED BY OPERATING ACTIVITIES	86,373	109,532	98,766

INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Proceeds from maturities and calls of held to maturity securities	25,074	19,288	31,626
Purchases of held to maturity securities	(875)	(7)	(1,000)
Proceeds from sales of securities available for sale	119,948	130,885	208,752
Proceeds from maturities and calls of securities available for sale	1,273,656	522,674	403,002
Purchases of securities available for sale	(1,534,937)	(524,947)	(733,952)
Purchases of bank owned life insurance	(72,167)
Net cash paid in branch divestiture			(8,644)
Net cash of acquired subsidiary	(7,685)		5,617
Net purchases of bank premises and equipment	(694)	(5,341)	(3,085)
Net change in loans	(94,450)	(10,562)	(20,145)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(292,130)	131,990	(117,829)

FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Dividends paid	(41,625)	(39,753)	(36,987)
Acquisition of treasury stock	(37,361)	(36,899)	(27,059)
Proceeds from exercise of stock options	3,344	4,372	2,766
Net proceeds from debt related to trust preferred securities	44,120	19,405
Repayment of Federal Home Loan Bank borrowings	(107,952)	(298,875)	(193,124)
Proceeds from Federal Home Loan Bank borrowings	493,177	225	55,100
Changes in:
Time deposits	(249,443)	371,130	(99,102)
Other deposits	185,944	(291,449)	164,751
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	(6,629)	46,421	165,231

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	283,575	(225,423)	31,576

NET CASH PROVIDED BY DISCONTINUED OPERATIONS	1,760	1,670	271

INCREASE IN CASH AND CASH EQUIVALENTS	79,578	17,769	12,784
Cash and cash equivalents at beginning of year, continuing operations	171,300	155,201	142,688
Cash and cash equivalents at beginning of year, discontinued operations	4,063	2,393	2,122

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	175,363	157,594	144,810

Cash and cash equivalents at end of year, continuing operations	249,118	171,300	155,201
Cash and cash equivalents at end of year, discontinued operations	5,823	4,063	2,393

CASH AND CASH EQUIVALENTS AT END OF YEAR	$254,941	$175,363	$157,594

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNITED BANKSHARES, INC. AND SUBSIDIARIES

December 31, 2003

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: United Bankshares, Inc. is a multi-bank holding company headquartered in Charleston, West Virginia. Prior to July 7, 2004, United’s principal business activities were community banking and mortgage banking. On July 7, 2004, United closed the sale of its wholly owned mortgage banking subsidiary, George Mason Mortgage, LLC (Mason Mortgage) to Cardinal Financial Corporation of McLean, Virginia. United’s mortgage banking activities were conducted primarily through Mason Mortgage. The principal markets of United Bankshares, Inc. and subsidiaries (United) are Parkersburg, Charleston, Huntington, Morgantown and Wheeling, West Virginia and Arlington, Fairfax, Loudoun and Prince William counties, Virginia.

Operating Segments: Prior to July 7, 2004, United operated in the community banking and mortgage banking businesses. As noted above, United sold its wholly owned mortgage banking subsidiary, Mason Mortgage, on July 7, 2004, essentially exiting the wholesale mortgage banking business. Mason Mortgage, which was previously reported as a separate segment, is now presented as discontinued operations for all periods presented. Business results are based upon United’s management accounting practices and are provided to the chief operating decision maker for determination of resource allocation and performance.

Basis of Presentation: The consolidated financial statements and the notes to consolidated financial statements include the accounts of United Bankshares, Inc. and its wholly owned subsidiaries. Where applicable and material, the financial statements and footnotes thereto distinguish amounts attributable to discontinued operations. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

In January 2003, FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). In accordance with FIN 46, business enterprises that represent the primary beneficiary of another entity by retaining a controlling interest in that entity’s assets, liabilities, and result of operations must consolidate that entity in its financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting trusts. United determined that the provisions of FIN 46 required de-consolidation of subsidiary trusts which issued guaranteed preferred beneficial interests in subordinated debentures (Trust Preferred Securities). Prior to the adoption of FIN 46, United consolidated the trust and the balance sheet included the guaranteed beneficial interest in the subordinated debentures of the trusts. At the adoption of FIN 46 on December 31, 2003, the trusts were de-consolidated and the junior subordinated debentures of United owned by the subsidiary trusts were recorded. Application of FIN 46 to its investment in subsidiary trusts did not materially impact the financial statements of United.

The accounting and reporting policies of United conform with accounting principles generally accepted in the United States. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. A description of the significant accounting policies is presented below.

Certain prior year amounts have been reclassified to conform to the current period presentation. The reclassifications had no effect on net income or shareholders’ equity.

Cash Flow Information: United considers cash and due from banks, interest-bearing deposits with other banks and federal funds sold as cash and cash equivalents.

Securities: Management determines the appropriate classification of securities at the time of purchase. Debt securities that United has the positive intent and the ability to hold to maturity are carried at amortized cost. Securities to be held for

NOTE A–SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

indefinite periods of time and all marketable equity securities are classified as available for sale and carried at estimated fair value. Unrealized holding gains and losses on securities classified as available for sale are carried as a separate component of Accumulated Other Comprehensive Income (Loss), net of deferred income taxes.

Gains or losses on sales of securities recognized by the specific identification method and other-than-temporary impairment charges are reported in securities gains and losses in the statements of income.

Securities Purchased Under Resale Agreements and Securities Sold Under Agreements to Repurchase: Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally accounted for as collateralized financial transactions. They are recorded at the amounts at which the securities were acquired or sold plus accrued interest. Securities, generally U.S. government and federal agency securities, pledged as collateral under these financing arrangements cannot be repledged or sold, unless replaced, by the secured party. The fair value of the collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to United as deemed appropriate.

Loans: Loans are reported at the principal amount outstanding, net of unearned income. Interest on loans is accrued and credited to operations using methods that produce a level yield on individual principal amounts outstanding. Loan origination and commitment fees and related direct loan origination costs are deferred and amortized as an adjustment of loan yield over the estimated life of the related loan. The accrual of interest income on commercial and most consumer loans generally is discontinued when a loan becomes 90 to 120 days past due as to principal or interest. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest, and the loan is in the process of collection.

Consistent with United’s existing method of income recognition for loans, interest on impaired loans, except those classified as nonaccrual, is recognized as income using the accrual method. United’s method of income recognition for impaired loans that are classified as nonaccrual is to recognize interest income on the cash basis or apply the cash receipt to principal when the ultimate collectibility of principal is in doubt.

Loans Held for Sale: Loans held for sale consist of one-to-four family residential loans originated for sale in the secondary market and carried at the lower of cost or fair value determined on an aggregate basis. Gains and losses on sales of loans held for sale are included in mortgage banking income.

The principal sources of revenue from United’s mortgage banking business are: (i) loan origination fees; (ii) gains or losses from the sale of loans; and (iii) interest earned on mortgage loans during the period that they are held by United pending sale.

Allowance for Credit Losses: At September 30, 2004, United split its allowance for loan losses into an allowance for loan losses and an allowance for lending-related commitments such as unfunded loan commitments and letters of credit. The allowance for lending-related commitments had, in previous periods, been recognized as a component of the allowance adequacy process and was included within the suggested loan loss reserve balance derived by this adequacy analysis. The methodology to estimate the allowance for lending-related commitments is consistent with prior periods. The combined allowances for loan losses and lending-related commitments are now referred to as the allowance for credit losses.

The allowance for credit losses is management’s estimate of the probable credit losses inherent in the loan portfolio. Management’s evaluation of the adequacy of the allowance for credit losses and the appropriate provision for credit losses is based upon a quarterly evaluation of the portfolio. This evaluation is inherently subjective and requires significant estimates, including the amounts and timing of estimated future cash flows, estimated losses on pools of loans based on historical loss experience, and consideration of current economic trends, all of which are susceptible to constant and significant change. The amounts allocated to specific credits and loan pools grouped by similar risk characteristics are reviewed on a quarterly basis and adjusted as necessary based upon subsequent changes in circumstances. In determining the components of the allowance

NOTE A–SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

for credit losses, management considers the risk arising in part from, but not limited to, charge-off and delinquency trends, current economic and business conditions, lending policies and procedures, the size and risk characteristics of the loan portfolio, concentrations of credit, and other various factors. Loans deemed to be uncollectible are charged against the allowance for loan losses, while recoveries of previously charged-off amounts are credited to the allowance for loan losses.

In determining the adequacy of the allowance for credit losses, management makes allocations to specific commercial loans classified by management as to risk. Management determines the loan’s risk by considering the borrowers’ ability to repay, the collateral securing the credit and other borrower-specific factors that may impact collectibility. For impaired loans, specific allocations are based on the present value of expected future cash flows using the loan’s effective interest rate, or as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral-dependent. Other commercial loans not specifically reviewed on an individual basis are evaluated based on loan pools, which are grouped by similar risk characteristics using management’s internal risk ratings. Allocations for these commercial loan pools are determined based upon historical loss experience adjusted for current conditions and risk factors. Allocations for loans, other than commercial loans, are developed by applying historical loss experience adjusted for current conditions and risk factors to loan pools grouped by similar risk characteristics. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses. Management believes that the allowance for credit losses is adequate to provide for probable losses on existing loans and loan-related commitments based on information currently available.

Asset Securitization: As further discussed in Note D, United previously sold residential mortgage loans in a securitization transaction and retained an interest-only strip, and lower-rated subordinated classes of asset-backed securities, all of which are retained interests in the securitized assets. These retained interests in securitized assets are recorded at their estimated fair values in securities available for sale. Since quoted market prices are generally not available for retained interests, United estimates fair values based on the present value of future expected cash flows using management’s best estimates of key assumptions—credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with the risks involved.

United recognizes the excess of all cash flows attributable to the beneficial interests retained using the effective yield method. On a quarterly basis, United reviews its securitized assets for impairment. If the fair value of the beneficial interest has declined below its carrying value, then an impairment analysis is performed. If there has been an adverse change in the estimated cash flows from the previous cash flows projected, then the condition for an other-than-temporary impairment has been met and the beneficial interest is written down to the estimated fair value.

Bank Premises and Equipment: Bank premises and equipment are stated at cost, less allowances for depreciation and amortization. The provision for depreciation is computed principally by the straight-line method over the estimated useful lives of the respective assets.

Other Real Estate Owned: At December 31, 2003 and 2002, other real estate owned (OREO) included in Other Assets in the Consolidated Balance Sheets was $3,203,000 and $4,267,000, respectively. OREO consists of real estate acquired in foreclosure or other settlement of loans. Such assets are carried at the lower of the investment in the assets or the fair value of the assets less estimated selling costs. Any adjustment to the fair value at the date of transfer is charged against the allowance for loan losses. Any subsequent valuation adjustments as well as any costs relating to operating, holding or disposing of the property are recorded in other expense in the period incurred.

Income Taxes: Deferred income taxes (included in other assets) are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate.

Intangible Assets: Intangible assets relating to the estimated value of the deposit base of the acquired institutions are being amortized on an accelerated basis over a one to seven year period. Management reviews intangible assets on a periodic basis and evaluates changes in facts and circumstances that may indicate impairment in the carrying value.

NOTE A–SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

All business combinations initiated after June 30, 2001 have been accounted for under the purchase method of accounting. Goodwill and intangible assets with indefinite useful lives are not amortized, but are tested for impairment at least annually. Intangible assets with definite useful lives (such as core deposit intangibles) are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment at least annually. In accordance with SFAS No. 142, United will continue to amortize finite-lived assets capitalized on its balance sheet in the form of core deposit intangibles. United incurred amortization expense of $2,070,000, $1,846,000 and $3,284,000 in 2003, 2002, and 2001, respectively, related to all intangible assets. Effective January 1, 2002, United discontinued the amortization of certain intangibles. Total goodwill of $169,655,000 and $90,416,000 as of December 31, 2003 and 2002, respectively, is comprised of goodwill recorded in United’s community banking segment.

Derivative Financial Instruments: United accounts for its derivative financial instruments in accordance with FASB Statement No. 133 (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activities”, as amended.

During 2003, United entered into an interest rate swap agreement. Interest rate swaps obligate two parties to exchange one or more payments generally calculated with reference to a fixed or variable rate of interest applied to the notional amount. Under the swap agreement, United will receive payment streams at a fixed rate of interest while paying a variable rate of interest. United entered into the interest rate swap in an effort to offset a portion of the cost on a long-term fixed rate FHLB advance. Under the provisions of SFAS No. 133, the interest rate swap is considered a fair value hedge, whereby, a fair value hedge is used to hedge changes in the fair value of assets and liabilities due to changes in interest rates or other factors. The swap qualifies for the shortcut method of accounting treatment because the critical terms of the FHLB advance and the fixed rate payments to be received on the swap coincide and thus are effective in offsetting changes in the fair value of the FHLB advance over its remaining term. The fair value of the interest rate swap is recognized on the balance sheet as either a freestanding asset or liability. Adjustments to the fair value of the swap are recorded as a corresponding adjustment within FHLB advances on the balance sheet. The impact on earnings is the exchange of the fixed rate interest for variable rate London Interbank Offering Rate (LIBOR) based interest.

Stock Options: United has stock option plans for certain employees that are accounted for under the intrinsic value method. Because the exercise price at the date of the grant is equal to the market value of the stock, no compensation expense is recognized.

The following pro forma disclosures present United’s consolidated net income and diluted consolidated earnings per share, determined as if United had recognized compensation expense for its employee stock options based on the estimated fair value the option at the date of grant amortized over the vesting period of the option:

	Year Ended December 31,
(Dollars in thousands, except per share)	2003	2002	2001
Net Income, as reported	$78,765	$88,933	$79,991

Less pro forma expense related to options granted, net of tax	(843)	(779)	(653)

Pro forma net income	$77,922	$88,154	$79,338

Pro forma net income per share:
Basic – as reported	$1.87	$2.09	$1.93
Basic – pro forma	$1.85	$2.07	$1.91

Diluted – as reported	$1.85	$2.06	$1.90
Diluted – pro forma	$1.83	$2.04	$1.89

The estimated fair value of the options at the date of grant was $5.32, $5.03 and $5.54 for the options granted during 2003, 2002 and 2001, respectively. The fair value of the options was estimated at the date of grant using a Black-Scholes option

NOTE A–SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

pricing model with the following weighted-average assumptions for 2003, 2002 and 2001, respectively: risk-free interest rates of 3.90%, 3.63% and 4.86%; dividend yields of 3.48%, 3.55%, and 3.43%; volatility factors of the expected market price of United’s common stock of 0.209, 0.213 and 0.217; and a weighted-average expected option life of 7 years.

Treasury Stock: United records common stock purchased for treasury at cost. At the date of subsequent reissuance, the treasury stock account is reduced by the cost of such stock using the weighted-average cost method.

Trust Assets and Income: Assets held in a fiduciary or agency capacity for customers are not included in the balance sheets since such items are not assets of the company. Trust income is reported on a cash basis. Reporting such income on an accrual basis would not materially affect United’s consolidated financial position or its results of operations as reported herein.

Earnings Per Common Share: Basic earnings per common share is calculated by dividing net income by the weighted-average number of shares of common stock outstanding for the respective period. For diluted earnings per common share, the weighted-average number of shares of common stock outstanding for the respective period is increased by the number of shares of common stock that would be issued assuming the exercise of common stock options. The dilutive effect of stock options approximated 544,388 shares in 2003, 575,367 shares in 2002 and 567,615 shares in 2001. There are no other common stock equivalents. Basic and diluted earnings per common share for income from continuing and discontinued operations are calculated in a similar manner.

Other Recent Accounting Pronouncements: In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 significantly changed the accounting for, and disclosure of, guarantees. Guarantees meeting the characteristics described in FIN 45, which are not included in a long list of exceptions, are required to be initially recorded at fair value. FIN 45 also requires a guarantor to make significant disclosures for virtually all guarantees even if the likelihood of the guarantor’s having to make payments under the guarantee is remote. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying asset, liability, or an equity security of the guaranteed party such as financial standby letter of credits. FIN 45’s disclosure requirements were effective for United as of December 31, 2002, while the recognition and measurement provisions were applied to guarantees issued or modified after December 31, 2002. The adoption of this standard had no impact on the financial position or results of operations of United.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 modified the accounting for certain financial instruments with characteristics of both liabilities and equity. The adoption of this standard had no impact on the financial position or results of operations of United as United’s Trust Preferred Securities were previously classified as liabilities within the balance sheets and recorded as interest expense within the statements of income.

NOTE B—MERGERS AND ACQUISITIONS

At the close of business on October 10, 2003, United acquired 100% of the outstanding common stock of Sequoia Bancshares, Inc. (Sequoia) of Bethesda, Maryland. The results of operations of Sequoia, which are not significant, have been included in the consolidated results of operations from the date of acquisition. The acquisition of Sequoia expands United’s presence in the rapidly growing and economically attractive Northern Virginia, Washington, D.C. and suburban Maryland market. At consummation, Sequoia had assets of approximately $516 million, loans of $362 million, deposits of $384 million and shareholders’ equity of $22 million. The transaction was accounted for under the purchase method of accounting.

The aggregate purchase price was approximately $109.0 million, including $25.0 million of cash, common stock valued at $75.7 million, and vested stock options exchanged valued at $8.3 million. The number of shares issued in the transaction were 2,639,062, which were valued based on the average market price of United’s common shares over the period including the

NOTE B–MERGERS AND ACQUISITIONS – continued

two days before and after the terms of the acquisition were agreed to and announced. The value of the vested stock options was determined using the Black-Scholes option pricing model based upon 389,606 options exchanged. The following weighted average assumptions were used to determine the value of the options exchanged: risk-free interest rate of 1.64%, expected dividend yield of 3.51%, volatility factor of the expected market price of United’s common stock of 0.211 and a weighted expected option life of 2.5 years. The preliminary purchase price has been allocated to the identifiable tangible and intangible assets resulting in additions to goodwill of approximately $80.7 million and $5.7 million, respectively.

NOTE C—INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available for sale are summarized as follows:

	December 31, 2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$32,681	158	$3	$32,836
State and political subdivisions	70,532	3,008	120	73,420
Mortgage-backed securities	954,567	13,978	5,565	962,980
Marketable equity securities	12,843	1,503	101	14,245
Other	180,734	3,549	1,129	183,154

Total	$1,251,357	$22,196	$6,918	$1,266,635

	December 31, 2002
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$29,099	$94	$25	$29,168
State and political subdivisions	64,259	2,084	52	66,291
Mortgage-backed securities	737,829	24,027	518	761,338
Marketable equity securities	8,261	1,246	920	8,587
Other	156,750	2,131	1,951	156,930

Total	$996,198	$29,582	$3,466	$1,022,314

As permitted, upon adopting SFAS No. 133 on January 1, 2001, debt securities with an amortized cost of $71,293,000 and an estimated fair value of $71,668,000 were transferred into the available for sale category from the held to maturity category.

The amortized cost and estimated fair value of securities available for sale at December 31, 2003 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTE C—INVESTMENT SECURITIES – continued

Maturities of mortgage-backed securities with an amortized cost of $954,567,000 and an estimated fair value of $962,980,000 at December 31, 2003 are included below based upon an estimated average life.

		Estimated
	Amortized	Fair
(In thousands)	Cost	Value
Due in one year or less	$9,561	$9,563
Due after one year through five years	36,424	41,535
Due after five years through ten years	193,802	195,623
Due after ten years	998,727	1,005,669
Marketable equity securities	12,843	14,245

Total	$1,251,357	$1,266,635

Gross realized gains and losses from sales of securities available for sale were $2,195,000 and $225,000; $880,000 and $180,000; and $2,382,000 and $1,605,000, respectively, in 2003, 2002 and 2001.

Provided on the following page is a summary of securities available-for-sale which were in an unrealized loss position at December 31, 2003. Securities in a continuous unrealized loss position for twelve months or more consisted primarily of corporate trust preferred issuances. Management does not believe any individual unrealized loss as of December 31, 2003 represents other than temporary impairment. The unrealized losses on the mortgage- backed securities relate primarily to securities issued by FNMA and FHLMC. United has the ability and intent to hold these securities until such time as the value recovers or the securities mature. Further, United believes the value is attributable to changes in market interest rates and not credit quality of the issuer.

	Less than 12 months		12 months or longer
	Market	Unrealized	Market	Unrealized
(In thousands)	Value	Losses	Value	Losses
Treasuries and agencies	$8,490	$(3)
State and political	4,122	(120)
Mortgage-backed	457,983	(5,562)	$828	$(3)
Marketable equity securities			4,810	(101)
Other	21,679	(487)	17,754	(642)

Total	$492,274	$(6,172)	$23,392	$(746)

NOTE C—INVESTMENT SECURITIES – continued

The amortized cost and estimated fair values of securities held to maturity are summarized as follows:

	December 31, 2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$11,978	$1,164		$13,142
State and political subdivisions	80,607	3,718	$2	84,323
Mortgage-backed securities	1,056	68		1,124
Other	150,334	8,673	3,892	155,115

Total	$243,975	$13,623	$3,894	$253,704

	December 31, 2002
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$17,062	$1,294		$18,356
State and political subdivisions	85,537	3,477	$30	88,984
Mortgage-backed securities	2,627	156		2,783
Other	157,950	5,727	6,807	156,870

Total	$263,176	$10,654	$6,837	$266,993

The amortized cost and estimated fair value of debt securities held to maturity at December 31, 2003 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Maturities of mortgage-backed securities with an amortized cost of $1,056,000 and an estimated fair value of $1,124,000 at December 31, 2003 are included below based upon an estimated average life.

		Estimated
	Amortized	Fair
(In thousands)	Cost	Value
Due in one year or less	$6,229	$6,290
Due after one year through five years	32,329	34,700
Due after five years through ten years	46,351	50,523
Due after ten years	159,066	162,191

Total	$243,975	$253,704

The carrying value of securities pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law, approximated $1,068,142,000 and $952,070,000 at December 31, 2003 and 2002, respectively.

NOTE C–INVESTMENT SECURITIES – continued

The following is a summary of the amortized cost of held to maturity securities at December 31:

	2003	2002	2001
	(In thousands)
U.S. Treasury and other U.S. Government agencies and corporations	$11,978	$17,062	$29,935
States and political subdivisions	80,607	85,537	89,540
Mortgage-backed securities	1,056	2,627	4,278
Other	150,334	157,950	157,683

TOTAL HELD TO MATURITY SECURITIES	$243,975	$263,176	$281,436

The following is a summary of the amortized cost of available for sale securities at December 31:

	2003	2002	2001
	(In thousands)
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$32,681	$29,099	$61,082
States and political subdivisions	70,532	64,259	62,188
Mortgage-backed securities	954,567	737,829	861,799
Marketable equity securities	12,843	8,261	8,254
Other	180,734	156,750	140,392

TOTAL AVAILABLE FOR SALE SECURITIES	$1,251,357	$996,198	$1,133,715

The fair value of mortgage-backed securities is affected by changes in interest rates and prepayment risk. When interest rates decline, prepayment speeds generally accelerate due to homeowners refinancing their mortgages at lower interest rates. This may result in the proceeds being reinvested at lower interest rates. Rising interest rates may decrease the assumed prepayment speed. Slower prepayment speeds may extend the maturity of the security beyond its estimated maturity. Therefore, investors may not be able to invest at current higher market rates due to the extended expected maturity of the security. United had net unrealized gains of $8,481,000 and $23,665,000 on all mortgage-backed securities at December 31, 2003 and 2002, respectively.

The following table sets forth the maturities of all securities (based on amortized cost) at December 31, 2003, and the weighted-average yields of such securities (calculated on the basis of the cost and the effective yields weighted for the scheduled maturity of each security).

			After 1 But		After 5 But
	Within 1 Year		Within 5 Years		Within 10 Years		After 10 Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
				(Dollars in thousands)
U.S. Treasury and other U.S. Government agencies and corporations	$9,019	0.70%	$3,996	2.82%	$19,666	4.57%	$11,978	4.95%
States and political subdivisions (1)	1,696	11.18%	18,319	10.91%	34,538	10.53%	96,586	9.82%
Mortgage-backed securities	77	0.40%	24,599	4.15%	167,130	3.83%	764,056	4.36%
Other (2)	4,998	5.78%	21,839	5.61%	18,819	6.74%	298,016	6.08%

(1)	Tax-equivalent adjustments (using a 35% federal rate) have been made in calculating yields on obligations of states and political subdivisions.

(2)	Includes marketable equity securities available for sale.

There are no securities with a single issuer the book value of which in the aggregate exceeds 10% of total shareholders’ equity.

NOTE D—ASSET SECURITIZATION

During 1999, United sold residential mortgage loans in a securitization transaction. In that securitization, United retained subordinated interests that represent United’s right to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. United does not receive annual servicing fees from this securitization because the loans are serviced by an independent third party. The investors and the securitization trust have no recourse to United’s other assets for failure of debtors to pay when due; however, United’s retained interests are subordinate to investors’ interests. The value of the retained interests is subject to credit, prepayment, and interest rate risks on the underlying financial assets. At the date of securitization, key economic assumptions used in measuring the fair value of the retained interests were as follows: a weighted-average life of 5.3 years, expected cumulative credit losses of 15%, and discount rates of 8% to 18%.

For the years ended December 31, 2003, 2002 and 2001, United received cash of $15,146,000, $8,385,000 and $10,926,000, respectively, on the retained interest in the securitization.

Key economic assumptions used in measuring the fair value of the retained interests were as follows:

	December 31
	2003	2002
Weighted-average life (in years)	2.7	3.1
Prepayment speed assumption (annual rate)	15.19% - 42.00%	15.19% - 42.00%
Cumulative default rate	19.21%	19.21%
Residual cash flows discount rate (annual rate)	4.03% - 9.80%	3.97% - 13.31%

Key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in those assumptions are as follows:

	December 31
(In thousands)	2003	2002
Fair value of retained interests	$21,066	$34,087

Prepayment curve:
Increase (Decline) in fair value of 10% adverse change	$242	$234
Increase (Decline) in fair value of 20% adverse change	$448	$394
Default curve:
Decline in fair value of 10% adverse change	$4,480	$4,373
Decline in fair value of 20% adverse change	$9,182	$8,863
Discount rate:
Decline in fair value of 10% adverse change	$415	$581
Decline in fair value of 20% adverse change	$798	$1,143

These sensitivities are hypothetical and should be used with caution. As indicated above, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in the fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another factor (for example, increases in market interest rates may result in lower prepayments) that might magnify or counteract the sensitivities.

NOTE D—ASSET SECURITIZATION – continued

The following table presents quantitative information about delinquencies, net credit losses, and components of the underlying securitized financial assets:

			Principal Amount of
(In thousands)	Total Principal		Loans 60 Days
	Amount of Loans		or More Past Due		Average Balances		Net Credit Losses
	At December 31,				During the Year
Type of Loan	2003	2002	2003	2002	2003	2002	2003	2002
Residential mortgage loans (fixed-rate)	$41,763	$68,845	$865	$1,436	$54,965	$85,809	$2,931	$5,112

NOTE E—LOANS

Major classifications of loans are as follows:

	2003	2002	2001	2000	1999
	(In thousands)
Commercial, financial and agricultural	$791,219	$698,315	$662,070	$564,887	$535,116
Real estate mortgage	2,590,527	2,323,582	2,293,318	2,148,751	2,134,370
Real estate construction	173,826	108,169	195,063	164,505	144,634
Consumer	405,065	374,241	354,934	319,351	363,272
Less: Unearned interest	(5,403)	(3,119)	(3,051)	(5,000)	(7,296)

Total loans	3,955,234	3,501,188	3,502,334	3,192,494	3,170,096

Allowance for loan losses	(41,578)	(41,621)	(43,170)	(38,406)	(36,919)

TOTAL LOANS, NET	$3,913,656	$3,459,567	$3,459,164	$3,154,088	$3,133,177

Loans held for sale	$1,687	$5,151	$9,359	$3,682	$3,065

The following is a summary of loans outstanding as a percent of total loans at December 31:

	2003	2002	2001	2000	1999
Commercial, financial and agricultural	20.00%	19.95%	18.90%	17.69%	16.88%
Real estate mortgage	65.50%	66.36%	65.48%	67.31%	67.33%
Real estate construction	4.40%	3.09%	5.57%	5.15%	4.56%
Consumer	10.10%	10.60%	10.05%	9.85%	11.23%

TOTAL	100.00%	100.00%	100.00%	100.00%	100.00%

United has commercial loans, including real estate and owner-occupied, income-producing real estate and land development loans, of approximately $1,792,677,000 and $1,629,806,000 as of December 31, 2003 and 2002, respectively. The loans are primarily secured by real estate located in West Virginia, Southeastern Ohio, and Virginia. The loans were originated by United’s subsidiary banks using underwriting standards as set forth by management. United’s loan administration policies are focused on the risk characteristics of the loan portfolio, including commercial real estate loans, in terms of loan approval and credit quality. It is the opinion of management that these loans do not pose any unusual risks and that adequate consideration has been given to the above loans in establishing the allowance for loan losses.

NOTE E–LOANS – continued

The following table shows the maturity of commercial, financial, and agricultural loans and real estate construction outstanding as of December 31, 2003:

	Less Than	One To	Greater Than
	One Year	Five Years	Five Years	Total
	(In thousands)
Commercial, financial and agricultural	$368,284	$213,892	$209,043	$791,219
Real estate construction	173,826			173,826

Total	$542,110	$213,892	$209,043	$965,045

At December 31, 2003, commercial, financial and agricultural loans by maturity are as follows:

	Less Than	One to	Over
	One Year	Five Years	Five Years	Total
Outstanding with fixed interest rates	$240,549	$196,944	$209,043	$646,536
Outstanding with adjustable rates	127,735	16,948		144,683

	$368,284	$213,892	$209,043	$791,219

There were no real estate construction loans with maturities greater than one year.

United’s subsidiary banks have made loans, in the normal course of business, to the directors and officers of United and its subsidiaries, and to their associates. Such related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $128,690,000 and $135,043,000 at December 31, 2003 and 2002, respectively. During 2003, $391,204,000 of new loans were made and repayments totaled $397,557,000.

Nonperforming loans include nonaccrual loans and loans that are contractually past due 90 days or more as to interest or principal, but have not been put on a nonaccrual basis. At December 31, 2003 and 2002, nonperforming loans were as follows:

	At December 31,
(In thousands)	2003	2002
Nonaccrual loans	$7,523	$6,890

Loans which are contractually past due 90 days or more as to interest or principal, and are still accruing interest	11,052	8,461

Total Nonperforming Loans	$18,575	$15,351

At December 31, 2003, the recorded investment in loans that were considered to be impaired was $21,070,000 (of which $7,523,000 was on a nonaccrual basis). Included in this amount were $7,899,000 of impaired loans for which the related allowance for loan losses was $1,596,000, and $13,171,000 of impaired loans that did not have an allowance for credit losses. At December 31, 2002, the recorded investment in loans that were considered to be impaired was $10,023,000 (of which $6,890,000 was on a nonaccrual basis). Included in this amount were $3,427,000 of impaired loans for which the related allowance for loan losses was $845,000, and $6,596,000 of impaired loans that did not have an allowance for credit losses.

NOTE E—LOANS – continued

The average recorded investment in impaired loans during the years ended December 31, 2003, 2002 and 2001 was approximately $16,676,000, $10,935,000 and $12,654,000, respectively.

The amount of interest income that would have been recorded on impaired loans, which are on nonaccrual, under the original terms was $1,209,000, $618,000 and $723,000 for the years ended December 31, 2003, 2002 and 2001, respectively. For the years ended December 31, 2003, 2002 and 2001, United recognized interest income on those impaired loans of approximately $745,000, $393,000 and $373,000, respectively, substantially all of which was recognized using the accrual method of income recognition.

NOTE F—ALLOWANCE FOR CREDIT LOSSES

At September 30, 2004, United split its allowance for loan losses into an allowance for loan losses and an allowance for lending-related commitments such as unfunded loan commitments and letters of credit. This split resulted in a decrease in the allowance for loan losses and a corresponding increase in other liabilities, which includes the allowance for lending-related commitments of $9,731,000, $6,643,000 and $4,115,000 at December 31, 2003, 2002, and 2001, respectively, as prior period balances have been reclassified to conform to this presentation. The combined allowances for loan losses and lending-related commitments are now referred to as the allowance for credit losses.

An analysis of the allowance for credit losses follows:

	Year Ended December 31
(In thousands)	2003	2002	2001
Balance at beginning of period	$48,387	$47,408	$40,532
Allowance of purchased subsidiaries	3,863		4,673
Provision for credit losses	7,475	8,937	12,833

	59,725	56,345	58,038

Loans charged off	9,996	9,499	12,359
Less recoveries	1,703	1,541	1,729

Net charge-offs	8,293	7,958	10,630

Balance at end of period	$51,432	$48,387	$47,408
Less: Balance, discontinued operations	(123)	(123)	(123)

Balance at end of period, continuing operations	$51,309	$48,264	$47,285

The higher provision and charge-offs in 2001 relates to losses from certain junior-lien mortgages reclassified from available for sale securities to portfolio loans in October 2000.

NOTE G—BANK PREMISES AND EQUIPMENT AND LEASES

Bank premises and equipment are summarized as follows:

	December 31
(In thousands)	2003	2002
Land	$11,449	$11,799
Buildings and improvements	46,971	47,732
Leasehold improvements	15,039	13,567
Furniture, fixtures and equipment	65,900	60,856

	139,359	133,954
Less allowance for depreciation and amortization	95,257	86,635

Net bank premises and equipment	$44,102	$47,319

NOTE G—BANK PREMISES AND EQUIPMENT AND LEASES – continued

Depreciation expense was $6,399,000, $5,902,000, and $5,556,000 for years ending December 31, 2003, 2002 and 2001, respectively, while amortization expense was $103,000, $101,000, and $100,000 for the same time periods.

United and certain banking subsidiaries have entered into various noncancelable-operating leases. These noncancelable operating leases are subject to renewal options under various terms and some leases provide for periodic rate adjustments based on cost-of-living index changes. Rent expense for noncancelable operating leases approximated $5,126,000, $4,857,000 and $4,026,000 for the years ended December 31, 2003, 2002 and 2001, respectively. United Bank (WV) leases two of its offices from companies that are beneficially owned by United directors. Rent expense incurred on these facilities was $95,000, $95,100, and $57,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

Future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms of one year or more, for years subsequent to December 31, 2003, consisted of the following:

Year	Amount
(In thousands)
2004	$5,116
2005	4,547
2006	4,116
2007	3,483
2008	3,217
Thereafter	7,783

Total minimum lease payments	$28,262

NOTE H—GOODWILL AND OTHER INTANGIBLES

The following is a summary of intangible assets subject to amortization and those not subject to amortization:

	As of December 31, 2003
	Gross Carrying	Accumulated	Net Carrying
(In thousands)	Amount	Amortization	Amount
Amortized intangible assets:
Core deposit intangible assets	$19,890	($10,344)	$9,546

Goodwill not subject to amortization	$193,000	($23,345)	$169,655

	As of December 31, 2002
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
Amortized intangible assets:
Core deposit intangible assets	$14,143	($8,274)	$5,869

Goodwill not subject to amortization	$113,761	($23,345)	$90,416

At December 31, 2003 and 2002, goodwill totaled $169,655,000 and $90,416,000, respectively. During 2003, United acquired Sequoia and continued to adjust goodwill due to the exercise of non-qualified stock option related to the Century Bancshares, Inc. (Century) acquisition consummated in 2001. These net effect of these transactions added $79,239,000 to goodwill. During 2002, in addition to adjustments to goodwill for the exercise of non-qualified stock option related to the Century acquisition, United adjusted the purchase price allocated to the Century acquisition for the fair value of vested stock options exchanged. The net effect to goodwill of these adjustments was an increase of $9,568,000.

NOTE H—GOODWILL AND OTHER INTANGIBLES – continued

The following table sets forth the anticipated amortization expense for intangible assets for the years subsequent to 2003:

Year	Amount
(In thousands)
2004	$2,724
2005	2,278
2006	1,871
2007	1,462
2008	834
Thereafter	377

The following table conforms prior period amounts to the current year presentation for amortization expense recognized in those periods related to certain intangible assets that are no longer amortized:

	For the Year Ended December 31
(Dollars in thousands, except per share)	2003	2002	2001
Reported net income	$78,765	$88,933	$79,991
Add back: Amortization of intangibles			2,483

Adjusted net income	$78,765	$88,933	$82,474

Basic earnings per share:
Reported net income	$1.87	$2.09	$1.93
Amortization of intangibles			0.06

Adjusted net income	$1.87	$2.09	$1.99

Diluted earnings per share:
Reported net income	$1.85	$2.06	$1.90
Amortization of intangibles			0.06

Adjusted net income	$1.85	$2.06	$1.96

NOTE I—DEPOSITS

The book value of deposits consisted of the following:

	December 31
(In thousands)	2003	2002
Noninterest-bearing checking	$625,609	$485,078
Interest-bearing checking	150,139	155,710
Regular savings	395,903	371,817
Money market accounts	1,380,429	1,097,800
Time deposits under $100,000	1,125,140	1,174,169
Time deposits over $100,000	461,267	531,256

Total deposits	$4,138,487	$3,815,830

Interest paid on deposits approximated $56,457,000, $82,606,000 and $121,523,000 in 2003, 2002 and 2001, respectively.

NOTE I—DEPOSITS – continued

At December 31, 2003, the scheduled maturities of time deposits are as follows:

Year	Amount
(In thousands)
2004	$1,047,180
2005	311,437
2006	81,522
2007	94,587
2008 and thereafter	51,681

Total	$1,586,407

United’s subsidiary banks have received deposits, in the normal course of business, from the directors and officers of United and its subsidiaries, and their associates. Such related party deposits were accepted on substantially the same terms, including interest rates and maturities, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of these deposits was $60,021,000 and $69,281,000 at December 31, 2003 and 2002, respectively.

The average daily amount of deposits and rates paid on such deposits is summarized for the years ended December 31:

	2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Demand deposits	$502,690		$499,972		$495,681
NOW and money market deposits	1,369,167	0.66%	1,140,562	1.31%	883,381	2.32%
Savings deposits	395,057	0.29%	373,471	0.37%	335,550	1.24%
Time deposits	1,616,050	2.75%	1,746,079	3.62%	1,692,306	5.49%

TOTAL	$3,882,964	1.40%	$3,760,084	2.44%	$3,406,918	4.04%

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2003 are summarized as follows:

(Dollars In thousands)	Amount
3 months or less	$164,968
Over 3 through 6 months	70,006
Over 6 through 12 months	89,328
Over 12 months	137,035

TOTAL	$461,337

NOTE J—SHORT-TERM BORROWINGS

At December 31, 2003 and 2002, short-term borrowings and the related weighted-average interest rates were as follows:

	2003		2002
		Weighted-		Weighted-
		Average		Average
(Dollars in thousands)	Amount	Rate	Amount	Rate
Federal funds purchased	$90,540	1.09%	$57,153	1.38%
Securities sold under agreements to repurchase	549,163	1.89%	511,300	1.58%
Short-term notes payable	17,000	1.92%
TT&L note option	5,239	1.02%	5,096	0.99%

Total	$661,942		$573,549

NOTE J—SHORT-TERM BORROWINGS – continued

Federal funds purchased and securities sold under agreements to repurchase have been a significant source of funds for the company. United has various unused lines of credit available from certain of its correspondent banks in the aggregate amount of $193,500,000. These lines of credit, which bear interest at prevailing market rates, permit United to borrow funds in the overnight market, and are renewable annually subject to certain conditions.

The following table shows the distribution of United’s federal funds purchased and securities sold under agreements to repurchase and the weighted-average interest rates thereon at the end of each of the last three years. Also provided are the maximum amount of borrowings and the average amounts of borrowings as well as weighted-average interest rates for the last three years.

	Federal	Securities Sold
	Funds	Under Agreements
(Dollars in thousands)	Purchased	To Repurchase
At December 31:
2003	$90,540	$549,163
2002	57,153	511,300
2001	43,831	477,796

Weighted-average interest rate at year end:
2003	1.1%	1.9%
2002	1.4%	1.6%
2001	1.7%	2.0%

Maximum amount outstanding at any month’s end:
2003	$388,375	$612,849
2002	117,110	513,607
2001	43,831	503,887

Average amount outstanding during the year:
2003	$49,682	$520,517
2002	45,576	480,595
2001	16,290	390,545

Weighted-average interest rate during the year:
2003	1.2%	1.3%
2002	1.7%	2.0%
2001	2.9%	3.5%

At December 31, 2003, repurchase agreements include $438,970,000 in overnight accounts. The remaining balance principally consists of agreements having maturities less than 1 year. The rates offered on these funds vary according to movements in the federal funds and short-term investment market rates.

United, through the parent company, has available funds of $40,000,000 to provide for general liquidity needs under a one-year renewable collateralized line of credit. The line of credit carries a LIBOR-based indexed floating rate of interest. At December 31, 2003, United had an outstanding balance under the line of credit of $17,000,000.

United Bank (VA) participates in the Treasury Investment Program, which is essentially the U.S. Treasury’s savings account for companies depositing employment and other tax payments. The bank holds onto the funds in an open-ended, interest-bearing note until the Treasury withdraws or “calls” the funds. A maximum note balance is established and that amount must be collateralized at all times. All tax deposits or portions of the tax deposits up to the maximum balance are generally available as a source of short-term investment funding. As of December 31, 2003, United Bank (VA) had reached its

NOTE J—SHORT-TERM BORROWINGS – continued

maximum balance and thus no additional funding is available until the Treasury withdraws or “calls” all or a portion of the funds.

Interest paid on short-term borrowings approximated $6,324,000, $10,217,000 and $14,361,000 in 2003, 2002 and 2001, respectively.

NOTE K—LONG-TERM BORROWINGS

United’s subsidiary banks are members of the Federal Home Loan Bank (FHLB). Membership in the FHLB makes available short-term and long-term borrowings from collateralized advances. All FHLB borrowings are collateralized by a similar amount of single-family residential mortgage loans. At December 31, 2003, United had an unused borrowing amount of approximately $664,382,000 available. However, without the delivery of additional collateral, United has approximately $62,959,000 available for advances from the FHLB at prevailing interest rates.

Advances may be called by the FHLB or redeemed by United based on predefined factors and penalties. During the fourth quarter of 2003, United prepaid certain FHLB long-term advances in light of the low interest rate environment and significant liquidity arising from its mortgage banking subsidiary’s reduced originations. Prepayment penalties of approximately $16.7 million were included in noninterest expense for the year of 2003 as a result of prepaying approximately $156.5 million of FHLB advances with a weighted-average interest rate of 6.18%.

At December 31, 2003 and 2002, FHLB advances and the related weighted-average interest rates were as follows:

	2003			2002
		Weighted-	Weighted-		Weighted-	Weighted-
		Average	Average		Average	Average
		Contractual	Effective		Contractual	Effective
(Dollars in thousands)	Amount	Rate	Rate	Amount	Rate	Rate
FHLB advances	$768,220	4.58%	3.96%	$679,712	6.33%	6.33%
Less: Amounts to fund discontinued operations	(248,511)			(536,129)

	$519,709			$143,583

The weighted-average effective rate considers the effect of the interest rate swap entered into during 2003 to manage interest rate risk on its long-term debt. The swap is used to hedge the fair value of a certain portion of the FHLB fixed rate debt by converting the debt to a variable rate. The swap is based on the one-month LIBOR. Additional information is provided in Note O.

At December 31, 2003, the scheduled maturities of FHLB advances are as follows:

Year	Amount
(In thousands)
2004	$263,741
2005	25,000
2006	2,050
2007
2008 and thereafter	477,429
Less: Amounts to fund discontinued operations	(248,511)

Total	$519,709

NOTE K—LONG-TERM BORROWINGS– continued

United has a total of seven statutory business trusts that were formed for the purpose of issuing or participating in pools of trust preferred capital securities (Capital Securities) with the proceeds invested in junior subordinated debt securities (Debentures) of United. The Debentures, which are subordinate and junior in right of payment to all present and future senior indebtedness and certain other financial obligations of United, are the sole assets of the trusts and United’s payment under the Debentures is the sole source of revenue for the trusts. The Debentures are included in the category of long-term debt on the Consolidated Balance Sheets entitled “Other long-term borrowings.” The Capital Securities are not included as a component of shareholders’ equity in the Consolidated Balance Sheets. United fully and unconditionally guarantees each individual trust’s obligations under the Capital Securities.

Under the provisions of the subordinated debt, United has the right to defer payment of interest on the subordinated debt at any time, or from time to time, for periods not exceeding five years. If interest payments on the subordinated debt are deferred, the dividends on the Capital Securities are also deferred. Interest on the subordinated debt is cumulative.

During the fourth quarter of 2003, United participated in two additional trust preferred securities in transactions totaling $45.0 million. United Trust III participated in a $20.0 million Capital Securities offering of a third party and received net cash proceeds of $19.61 million after considering the third party’s placement fee. The proceeds were invested in junior subordinated debts of United paying interest quarterly at a floating rate equal to 3-month LIBOR plus 285 basis points. Under the terms of the transactions, the Capital Securities will have a maturity of 30 years, and are redeemable after five years with certain exceptions. United Trust IV participated in a $25.0 million Capital Securities offering of a third party and received net cash proceeds of $24.51 million after considering the third party’s placement fee. The proceeds were invested in an equivalent amount of floating rate junior subordinated debts of United paying interest quarterly at a floating rate equal to 3-month LIBOR plus 285 basis points. Under the terms of the transactions, the Capital Securities will have a maturity of 30 years and are redeemable after five years with certain exceptions. United will use the proceeds from the Capital Securities offerings to repurchase outstanding shares of its common stock and to fund future growth. For regulatory purposes, the $45.0 million total of Capital Securities for the two trusts qualifies as Tier I capital in accordance with current regulatory reporting requirements.

As part of the acquisition of Sequoia, United assumed all the obligations of Sequoia and its subsidiaries. One such subsidiary, Sequoia Trust I is a statutory business trust formed during the first quarter of 2000. Sequoia Trust I issued $7.0 million of Capital Securities to a third party at a fixed rate of 10.18%. This trust pays interest semiannually. Under the terms of the agreement, the maturity date is 30 years and is redeemable after five years with certain exceptions. Sequoia Trust II is a statutory business trust also formed during the first quarter of 2000. Sequoia Trust II issued $3.0 million of Capital Securities to a third party at a floating rate of interest equal to LIBOR plus 375 basis points with the rate not to exceed 11.0%. These securities are due December 8, 2031; however, they may be redeemed under certain circumstances after December 8, 2006.

The Trust Preferred Securities currently qualify as Tier 1 capital of United for regulatory purposes. The banking regulatory agencies have not issued any guidance, which would change the regulatory capital treatment for the Trust Preferred Securities based on the adoption of FIN 46.

At December 31, 2003 and 2002, the Debentures and their related weighted-average interest rates were as follows:

	2003		2002
		Weighted-		Weighted-
		Average		Average
(Dollars in thousands)	Amount	Rate	Amount	Rate
Century Trust	$8,848	10.88%	$8,861	10.88%
Sequoia Trust I	11,000	10.18%
Sequoia Trust II	3,093	5.65%
United Statutory Trust I	10,310	4.49%	10,000	4.66%
United Statutory Trust II	10,310	4.64%	10,000	4.76%
United Statutory Trust III	20,619	3.97%
United Statutory Trust IV	25,774	3.99%

Total	$89,954		$28,861

NOTE K—LONG-TERM BORROWINGS– continued

Interest paid on long-term borrowings approximated $34,999,000, $40,028,000 and $39,724,000 in 2003, 2002 and 2001, respectively.

NOTE L—INCOME TAXES

The income tax provisions included in the consolidated statements of income are summarized as follows:

	Year Ended December 31
(In thousands)	2003	2002	2001
Current expense:
Federal	$31,784	$42,665	$40,585
State	253	1,520	1,412
Deferred expense (benefit):
Federal and State	1,718	(4,785)	(3,258)

Income taxes	$33,755	$39,400	$38,739

The following is a reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate to income before income taxes:

	Year Ended December 31
	2003		2002		2001
(Dollars in thousands)	Amount	%	Amount	%	Amount	%
Tax on income before taxes at statutory federal rate	$39,375	35.0%	$44,917	35.0%	$41,556	35.0%

Plus: State income taxes net of federal tax benefits	164	0.1	988	0.8	917	0.8

	39,539	35.1	45,905	35.8	42,473	35.8
Increase (decrease) resulting from:
Tax-exempt interest income	(3,576)	(3.2)	(3,653)	(2.8)	(3,465)	(2.9)
Intangible amortization					742	0.6
Other items-net	(2,208)	(1.9)	(2,852)	(2.3)	(1,011)	(0.9)

Income taxes	$33,755	30.0%	$39,400	30.7%	$38,739	32.6%

Federal income tax expense applicable to securities transactions in 2003 approximated $641,000. Federal income tax benefit applicable to securities transactions in 2002, and 2001 approximated $2,193,000 and $181,000, respectively. Income taxes paid approximated $37,700,000, $40,446,000 and $31,576,000 in 2003, 2002 and 2001, respectively. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

NOTE L—INCOME TAXES – continued

Significant components of United’s deferred tax assets and liabilities (included in other assets) at December 31, 2003 and 2002 are as follows:

(In thousands)	2003	2002
Deferred tax assets:
Allowance for credit losses	$17,121	$16,261
Accrued benefits payable	3,154	2,271
Other accrued liabilities	3,186	4,183
Net operating loss carryforward	2,596	1,202
Other	2,931	2,329

Total deferred tax assets	28,988	26,246

Deferred tax liabilities:
Premises and equipment	1,285	1,992
Purchase accounting intangibles	2,566	638
Deferred mortgage points	2,673	2,544
Securities available for sale	3,597	6,997
Other	2,979	1,699

Total deferred tax liabilities	13,100	13,870

Net deferred tax assets	$15,888	$12,376

NOTE M—EMPLOYEE BENEFIT PLANS

United has a defined benefit retirement plan covering substantially all employees. Pension benefits are based on years of service and the average of the employee’s highest five consecutive plan years of basic compensation paid during the ten plan years preceding the date of determination. United’s funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The associated benefits accumulated by these employees in their previous plan were assumed by United’s benefit plan.

Net consolidated periodic pension cost included the following components:

	Year Ended December 31,
(In thousands)	2003	2002	2001
Service cost	$1,931	$1,730	$1,426
Interest cost	2,659	2,585	2,179
Expected return on plan assets	(3,212)	(3,795)	(4,420)
Amortization of transition asset	(213)	(307)	(131)
Recognized net actuarial loss (gain)	905		(1,045)
Amortization of prior service cost	10	63	63

Net periodic pension cost (benefit)	$2,080	$276	($1,928)

Weighted-Average Assumptions:
Discount rate	6.25%	7.00%	7.75%
Expected return on assets	9.00%	9.50%	9.75%
Rate of compensation increase	3.25%	4.00%	5.00%

NOTE M—EMPLOYEE BENEFIT PLANS – continued

A reconciliation of the changes in benefit obligation and plan assets for the defined benefit retirement plan is as follows:

	December 31,
(In thousands)	2003	2002
Change in Projected Benefit Obligation
Projected Benefit Obligation at the Beginning of the Year	$38,548	$32,588
Service Cost	1,931	1,730
Interest Cost	2,659	2,585
Actuarial Loss	4,031	1,440
Benefits Paid	(1,149)	(1,122)
Change in Plan Provisions		14
Acquisition		1,313

Projected Benefit at the End of the Year	46,020	38,548
Accumulated Benefit Obligation at the End of the Year	38,350	31,094

Change in Plan Assets
Fair Value of Plan Assets at the Beginning of the Year	$34,384	$36,574
Actual Return on Plan Assets	5,482	(3,959)
Benefits Paid	(1,149)	(1,122)
Employer Contributions	3,600
Acquisition		2,891

Fair value of plan assets at end of year	$42,317	$34,384

Net Amount Recognized
Funded Status	$(3,704)	$(4,164)
Unrecognized Transition Asset	(1,227)	(1,441)
Unrecognized Prior Service Cost	12	23
Unrecognized Net Loss	12,859	12,002

Net Amount Recognized	$7,940	$6,420

Weighted-Average Assumptions at the End of the Year
Discount Rate	6.25%	7.00%
Rate of Compensation Increase	3.25%	4.00%

The plan’s measurement date is September 30. Asset allocation for the defined benefit pension plan as of the measurement date, by asset category, is as follows:

			Percentage of
	Target Allocation	Allowable	Plan Assets at
Plan Assets	2004	Allocation Range	September 30,

			2003	2002
Equity Securities	70%	50-80%	65%	62%
Debt Securities	25%	20-40%	29%	29%
Other	5%	3-10%	6%	9%

Total			100%	100%

Equity securities include United stock in the amounts of $3,170,000 (7%) and $3,070,000 (9%) at September 30, 2003 and 2002, respectively.

NOTE M—EMPLOYEE BENEFIT PLANS – continued

The policy, as established by the Pension Committee, is to invest assets based upon the target allocations stated above. The assets will be reallocated periodically to meet the above target allocations. The investment policy is reviewed at least annually, subject to the approval of the Pension Committee, to determine if the policy should be changed. Prohibited investments include, but are not limited to, futures contracts, private placements, uncovered options, real estate, the use of margin, short sales, derivatives for speculative purposes, and other investments that are speculative in nature. In order to achieve a prudent level of portfolio diversification, the securities of any one company are not to exceed 10% of the total plan assets, and no more than the 15% of total plan assets are to be invested in any one industry (other than securities of U.S. Government or Agencies). Additionally, no more than 15% of the plan assets are to be invested in foreign securities, both equity and fixed. The expected long-term rate of return for the plan’s total assets is based on the expected return of each of the above categories, weighted based on the median of the target allocation for each class.

The United Savings and Stock Investment Plan (the Plan) is a deferred compensation plan under Section 401(k) of the Internal Revenue Code. Each employee of United, who completes ninety (90) days of qualified service, is eligible to participate in the Plan. Each participant may contribute from 1% to 100% of compensation to his/her account, subject to Internal Revenue Service maximum deferral limits. After one year of eligible service, United matches 100% of the first 2% of salary deferred and 25% of the second 2% of salary deferred with United stock. Vesting is 100% for employee deferrals and the company match at the time the employee makes his/her deferral. United’s expense relating to the Plan approximated $1,127,000, $803,000 and $733,000 in 2003, 2002 and 2001, respectively.

The assets of United’s defined benefit plan and 401(k) Plan each include investments in United common stock. At December 31, 2003, the combined plan assets included 764,005 shares of United common stock with an approximate fair value of $23,829,000. Dividends paid on United common stock held by the plans approximated $749,000 and $671,000 for the years ended December 31, 2003 and 2002, respectively.

United has certain other supplemental deferred compensation plans covering various key employees. Periodic charges are made to operations so that the liability due each employee is fully recorded as of the date of their retirement. Amounts charged to expense have not been significant in any year.

United has various incentive stock option plans for key employees that provide for the granting of stock options of up to 4,400,000 shares of common stock. At December 31, 2003, United had available 1,119,292 shares of common stock available for future grants to key employees. Under the provisions of the plans, the option price per share shall not be less than the fair market value of United’s common stock on the date of grant. Accordingly, no compensation expense is recognized for these options. The maximum term for options granted under the plans is ten (10) years.

Options granted under the plans vest in accordance with the following schedule:

Years from	Permissible Exercise
Grant of Option	Until Expiration of Option
1	50% of Option Shares
2	75% of Option Shares
3	100% of Option Shares

NOTE M—EMPLOYEE BENEFIT PLANS – continued

The following table summarizes information about stock options outstanding at December 31, 2003:

		Options Outstanding		Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$3.55 to $5.33	149,371	4.0 years	$3.86	149,371	$3.86
$5.69 to $8.54	163,563	6.2 years	$6.26	163,563	$6.26
$9.45 to $14.18	352,521	4.8 years	$11.19	352,521	$11.19
$14.83 to $22.25	492,957	4.4 years	$18.31	492,957	$18.31
$25.63 to $30.71	1,141,371	8.0 years	$28.36	610,701	$27.22

Total	2,299,783	6.5 years	$20.38	1,769,113	$17.60

The following is a summary of activity of United’s Incentive Stock Option Plans:

	Stock	Range of
	Options	Exercise Prices
Outstanding at January 1, 2001	1,513,691	$27.00	$2.98
Granted	259,200	27.12
Exercised	259,817	27.00	9.62
Assumed in acquisition of subsidiary	512,973	19.48	4.26
Forfeited	73,764	27.00	22.00
Outstanding at December 31, 2001	1,952,283	27.12	2.98
Granted	294,958	29.37
Exercised	341,503	27.12	4.26
Forfeited	25,319	27.12	19.19
Outstanding at December 31, 2002	1,880,419	29.37	4.26
Granted	333,650	30.20
Exercised	274,191	29.37	3.55
Assumed in acquisition of subsidiary	389,606	8.53	3.55
Forfeited	29,701	29.37	19.19

Outstanding at December 31, 2003	2,299,783	$30.71	$3.55

Exercisable at:
December 31, 2001	1,507,076	$27.00	$4.26
December 31, 2002	1,406,676	$27.12	$4.26
December 31, 2003	1,769,114	$29.37	$3.55

NOTE N—COMMITMENTS AND CONTINGENT LIABILITIES

United is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to alter its own exposure to fluctuations in interest rates. These financial instruments include loan commitments, standby letters of credit, and interest rate swap agreements. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

United’s maximum exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for the loan commitments and standby letters of credit is the contractual or notional amount of those instruments. United uses the same policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total

NOTE N—COMMITMENTS AND CONTINGENT LIABILITIES– continued

commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary upon the extension of credit, is based on management’s credit evaluation of the counterparty. United had approximately $2,076,840,000 and $1,285,533,000 of loan commitments outstanding as of December 31, 2003 and 2002, respectively, substantially all of which expire within one year.

Commercial and standby letters of credit are agreements used by United’s customers as a means of improving their credit standing in their dealings with others. Under these agreements, United guarantees certain financial commitments of its customers. A commercial letter of credit is issued specifically to facilitate trade or commerce. Typically, under the terms of a commercial letter of credit, a commitment is drawn upon when the underlying transaction is consummated as intended between the customer and a third party. United has issued commercial letters of credit of $4,286,000 and $3,171,000 as of December 31, 2003 and 2002, respectively. A standby letter of credit is generally contingent upon the failure of a customer to perform according to the terms of an underlying contract with a third party. United has issued standby letters of credit of $110,957,000 and $95,923,000 as of December 31, 2003 and 2002, respectively.

In the normal course of business, United and its subsidiaries are currently involved in various legal proceedings. Management is vigorously pursuing all its legal and factual defenses and, after consultation with legal counsel, believes that all such litigation will be resolved with no material effect on United’s financial position.

NOTE O—DERIVATIVE FINANCIAL INSTRUMENTS

In July of 2003, United entered into a $100 million notional amount interest rate swap agreement. Under the swap agreement, United will receive payment streams at a fixed rate of 6.43% while paying a variable rate of one-month LIBOR plus 3.5% on the $100 million for a term of seven years. United entered into the interest rate swap in an effort to offset a portion of the cost on a long-term fixed rate FHLB advance. However, the FHLB, at its discretion, can convert the fixed interest rate on the advance to a variable rate of three-month LIBOR plus 0.1%. If this conversion occurs, under the swap agreement, United would then receive variable payment streams equivalent to three-month LIBOR plus 0.1% and pay a variable rate of three-month LIBOR plus 3.5% over the remaining term. Under the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, the interest rate swap is considered a fair value hedge. The swap qualifies for the shortcut method of accounting treatment because the critical terms of the FHLB advance and the fixed rate payments to be received on the swap coincide and thus are effective in offsetting changes in the fair value of the FHLB advance over its remaining term. The fair value of the interest rate swap is recognized on the balance sheet as either a freestanding asset or liability. At December 31, 2003, the fair value of the swap resulted in a $3.85 million liability. Adjustments to the fair value of the swap are recorded as a corresponding adjustment within FHLB advances on the balance sheet. The impact on earnings is the exchange of the fixed rate interest for variable rate LIBOR based interest.

NOTE P—OTHER EXPENSE

The following details certain items of other expense that exceed 1% of total revenue (interest income plus other income) for any of the periods indicated:

	Year Ended December 31
(In thousands)	2003	2002	2001
Other expense:
Data processing	$4,182	$3,938	$3,476
Taxes not on income	4,110	3,227	2,208
Equipment expense	10,106	8,710	7,455

NOTE Q—UNITED BANKSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed Balance Sheets

	December 31
(In thousands)	2003	2002
Assets
Cash and due from banks	$23,439	$15,700
Securities available for sale	15,924	9,742
Securities held to maturity	6,499	6,551
Loans	3,047	4,417
Investment in subsidiaries:
Bank subsidiaries	635,745	530,099
Nonbank subsidiaries	4,296	2,884
Discontinued subsidiaries	33,587	27,264
Other assets	1,968	1,361

Total Assets	$724,505	$598,018

Liabilities and Shareholders’ Equity
Line of credit from banking subsidiary		$16,000
Short-term notes payable	$17,000
Junior subordinated debentures of subsidiary trusts	67,013	20,620
Accrued expenses and other liabilities	25,301	19,859
Shareholders’ equity (including other accumulated comprehensive income of $6,512 and $13,060 at December 31, 2003 and 2002, respectively)	615,191	541,539

Total Liabilities and Shareholders’ Equity	$724,505	$598,018

Condensed Statements of Income

	Year Ended December 31
(In thousands)	2003	2002	2001
Income
Dividends from banking subsidiaries	$62,052	$54,001	$71,000
Net interest income	828	897	1,015
Management fees:
Bank subsidiaries	6,910	6,318	3,977
Nonbank subsidiaries	12	12	12
Discontinued subsidiaries	50	50	42
Other income	407	12	13

Total Income	70,259	61,290	76,059

Expenses
Interest paid to banking subsidiary	882	617	223
Operating expenses	7,460	6,196	5,384

Income Before Income Taxes and Equity in Undistributed Net Income of Subsidiaries	61,917	54,477	70,452
Applicable income tax (benefit) expense	(37)	151	(178)

Income Before Equity in Undistributed Net Income of Subsidiaries	61,954	54,326	70,630
Equity in undistributed net income (loss) of subsidiaries:
Bank subsidiaries	10,469	28,117	4,326
Nonbank subsidiaries	19		(31)
Discontinued subsidiaries	6,323	6,490	5,066

Net Income	$78,765	$88,933	$79,991

NOTE Q—UNITED BANKSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION - continued

Condensed Statements of Cash Flows

	Year Ended December 31
(In thousands)	2003	2002	2001
Operating Activities
Net income	$78,765	$88,933	$79,991
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(16,811)	(34,607)	(9,361)
Depreciation and net amortization	(2)	32	12
Net (gain) loss on securities transactions	(407)	(82)	48
Net change in other assets and liabilities	4,047	1,273	11,927

Net Cash Provided by Operating Activities	65,592	55,549	82,617

Investing Activities
Net (purchases of) proceeds from securities	(4,620)	(460)	302
Net cash paid in acquisition of subsidiary	(24,961)		(15,102)
Increases in investment in subsidiaries	(1,393)	(11,470)
Repayment on loan balances by customers	1,370	1,283	1,205

Net Cash Used in Investing Activities	(29,604)	(10,647)	(13,595)

Financing Activities
Net advances on line of credit from subsidiary	1,000	8,000	3,000
Net advances from subsidiary trusts	46,393	20,620
Cash dividends paid	(41,625)	(39,753)	(36,990)
Acquisition of treasury stock	(37,361)	(36,899)	(27,059)
Proceeds from exercise of stock options	3,344	4,372	2,766

Net Cash Used in Financing Activities	(28,249)	(43,660)	(58,283)

Increase in Cash and Cash Equivalents	7,739	1,242	10,739

Cash and Cash Equivalents at Beginning of Year	15,700	14,458	3,719

Cash and Cash Equivalents at End of Year	$23,439	$15,700	$14,458

NOTE R—REGULATORY MATTERS

The subsidiary banks are required to maintain average reserve balances with their respective Federal Reserve Bank. The average amount of those reserve balances maintained and required for the year ended December 31, 2003, was approximately $47,096,000 and $44,557,000, respectively.

The primary source of funds for the dividends paid by United Bankshares, Inc. to its shareholders is dividends received from its subsidiary banks. Dividends paid by United’s subsidiary banks are subject to certain regulatory limitations. Generally, the most restrictive provision requires regulatory approval if dividends declared in any year exceed that year’s net income, as defined, plus the retained net profits of the two preceding years.

During 2004, the retained net profits available for distribution to United Bankshares, Inc. as dividends without regulatory approval, are approximately $30,443,000, plus net income for the interim period through the date of declaration.

Under Federal Reserve regulation, the banking subsidiaries are also limited as to the amount they may loan to affiliates, including the parent company. Loans from the banking subsidiaries to the parent company are limited to 10% of the banking subsidiaries’ capital and surplus, as defined, or $37,006,000 at December 31, 2003, and must be secured by qualifying collateral.

United’s subsidiary banks are subject to various regulatory capital requirements administered by federal banking agencies. Pursuant to capital adequacy guidelines, United’s subsidiary banks must meet specific capital guidelines that involve various quantitative measures of the banks’ assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. United’s subsidiary banks’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require United to maintain minimum amounts and ratios of total and Tier I capital, as defined in the regulations, to risk-weighted assets, as defined, and of Tier I capital, as defined, to average assets, as defined. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on United’s financial statements. As of December 31, 2003, United exceeds all capital adequacy requirements to which it is subject.

At December 31, 2003, the most recent notification from its regulators, United and its subsidiary banks were categorized as well-capitalized. To be categorized as well-capitalized, United must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes would impact United’s well-capitalized status.

NOTE R—REGULATORY MATTERS – continued

United’s and its subsidiary banks’, United Bank (WV) and United Bank (VA), capital amounts (in thousands of dollars) and ratios are presented in the following table.

			For Capital		To Be Well-
	Actual		Adequacy Purposes		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Total Capital (to Risk- Weighted Assets):
United Bankshares	$565,289	11.6%	$389,374	≥8.0%	$486,718	≥10.0%
United Bank (WV)	309,959	11.7%	212,492	≥8.0%	265,615	≥10.0%
United Bank (VA)	243,351	10.9%	178,192	≥8.0%	222,739	≥10.0%
Tier I Capital (to Risk- Weighted Assets):
United Bankshares	504,426	10.4%	194,687	≥4.0%	292,031	≥6.0%
United Bank (WV)	280,152	10.6%	106,246	≥4.0%	159,369	≥6.0%
United Bank (VA)	216,226	9.7%	89,096	≥4.0%	133,644	≥6.0%
Tier I Capital (to Average Assets):
United Bankshares	504,426	8.4%	239,122	≥4.0%	298,902	≥5.0%
United Bank (WV)	280,152	8.1%	138,871	≥4.0%	173,589	≥5.0%
United Bank (VA)	216,226	8.5%	101,882	≥4.0%	127,353	≥5.0%
As of December 31, 2002:
Total Capital (to Risk- Weighted Assets):
United Bankshares	$508,145	11.8%	$345,752	≥8.0%	$432,190	≥10.0%
United Bank (WV)	307,544	11.6%	213,106	≥8.0%	266,382	≥10.0%
United Bank (VA)	193,672	11.1%	139,155	≥8.0%	173,944	≥10.0%
Tier I Capital (to Risk- Weighted Assets):
United Bankshares	451,750	10.5%	172,876	≥4.0%	259,314	≥6.0%
United Bank (WV)	278,084	10.4%	106,553	≥4.0%	159,829	≥6.0%
United Bank (VA)	170,183	9.8%	69,578	≥4.0%	104,367	≥6.0%
Tier I Capital (to Average Assets):
United Bankshares	451,750	8.0%	226,875	≥4.0%	283,594	≥5.0%
United Bank (WV)	278,084	8.1%	137,918	≥4.0%	172,398	≥5.0%
United Bank (VA)	170,183	7.3%	93,272	≥4.0%	116,590	≥5.0%

NOTE S—FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by United in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets’ fair values.

Securities: The estimated fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: The estimated fair values of variable-rate loans that reprice frequently with no significant change in credit risk are

NOTE S—FAIR VALUES OF FINANCIAL INSTRUMENTS - continued

based on carrying values. The fair values of certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of other loans (e.g., commercial real estate and rental property mortgage loans, commercial and industrial loans, financial institution loans and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar creditworthiness. The estimated fair value of loans held for sale is based upon the market price of similar loans which is not materially different than cost due to the short time duration between origination and sale.

Derivative Financial Instruments: The estimated fair value of derivative financial instruments is based upon the current market price for similar instruments.

Off-Balance Sheet Instruments: Fair values of United’s loan commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair values of these commitments approximate their carrying values.

Deposits: The fair values of demand deposits (e.g., interest and noninterest checking, regular savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term Borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

Long-term Borrowings: The fair values of United’s Federal Home Loan Bank borrowings and trust preferred securities are estimated using discounted cash flow analyses, based on United’s current incremental borrowing rates for similar types of borrowing arrangements.

The estimated fair values of United’s financial instruments are summarized below:

	December 31, 2003		December 31, 2002
	Carrying	Fair	Carrying	Fair
(In thousands)	Amount	Value	Amount	Value
Cash and cash equivalents	$249,118	$249,118	$171,300	$171,300
Securities available for sale	1,266,635	1,266,635	1,022,314	1,022,314
Securities held to maturity	243,975	253,704	263,176	266,993
Loans held for sale	1,687	1,687	5,151	5,151
Loans	3,955,234	3,956,425	3,501,188	3,601,317
Deposits	4,138,487	4,144,026	3,815,830	3,839,048
Short-term borrowings	661,942	662,917	573,549	575,456
Long-term borrowings	609,663	649,565	172,444	201,273
Derivative financial liabilities	3,847	3,847	—	—

NOTE T—SEGMENT INFORMATION

Prior to July 7, 2004, United operated primarily in two segments: mortgage banking and community banking. As previously mentioned, United sold its wholly owned mortgage banking subsidiary, Mason Mortgage, on July 7, 2004, essentially exiting the wholesale mortgage banking business. Mason Mortgage, which was previously reported as a separate segment, is now presented as discontinued operations and therefore, the results of operations and cash flows have been removed from United’s continuing operations for all periods presented in this document.

NOTE U - QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial data for 2003 and 2002 is summarized below (dollars in thousands, except for per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2003
Interest income	$71,711	$65,656	$64,341	$70,812
Interest expense	28,439	22,627	21,589	22,849
Net interest income	43,272	43,029	42,752	47,963
Provision for credit losses	1,455	2,296	2,222	1,502
Income from mortgage banking operations	772	723	820	255
Securities gains (losses), net	866	931	122	(89)
Other noninterest income	10,286	11,941	12,167	13,290
Noninterest expense	26,885	27,637	27,553	47,463
Income taxes	8,157	8,114	7,950	3,789
Income from continuing operations	18,699	18,577	18,136	8,665
Income from discontinued operations before income taxes	5,347	5,889	6,657	2,540
Income taxes	1,503	1,661	1,873	708
Income from discontinued operations	3,844	4,228	4,784	1,832
Net income (1)	22,543	22,805	22,920	10,497

Per share data:
Average shares outstanding (000s):
Basic	41,891	41,598	41,328	43,428
Diluted	42,355	42,068	41,823	44,178
Income from continuing operations per share:
Basic	$0.45	$0.45	$0.43	$0.20
Diluted	$0.44	$0.44	$0.43	$0.20
Income from discontinued operations per share:
Basic	$0.09	$0.10	$0.12	$0.04
Diluted	$0.09	$0.10	$0.12	$0.04
Net income per share:
Basic	$0.54	$0.55	$0.55	$0.24
Diluted	$0.53	$0.54	$0.55	$0.24
Dividends per share	$0.25	$0.25	$0.25	$0.25

NOTE U - QUARTERLY FINANCIAL DATA (UNAUDITED) – continued

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2002
Interest income	$82,397	$81,981	$82,333	$76,772
Interest expense	34,063	32,849	31,622	30,641
Net interest income	48,334	49,132	50,711	46,131
Provision for credit losses	2,227	1,675	2,823	2,212
Income from mortgage banking operations	503	343	395	486
Securities losses, net	(304)	(289)	(4,368)	(1,305)
Other noninterest income	9,634	10,209	11,596	10,887
Noninterest expense	26,424	27,969	27,173	28,162
Income taxes	9,719	9,293	8,580	7,619
Income from continuing operations	19,797	20,458	19,758	18,206
Income from discontinued operations before income taxes	2,812	2,431	3,607	6,053
Income taxes	788	683	1,012	1,706
Income from discontinued operations	2,024	1,748	2,595	4,347
Net income (1)	21,821	22,206	22,353	22,553

Per share data:
Average shares outstanding (000s):
Basic	42,899	42,692	42,420	42,156
Diluted	43,549	43,391	43,104	42,670
Income from continuing operations per share:
Basic	$0.46	$0.48	$0.47	$0.43
Diluted	$0.45	$0.47	$0.46	$0.43
Income from discontinued operations per share:
Basic	$0.05	$0.04	$0.06	$0.10
Diluted	$0.05	$0.04	$0.06	$0.10
Net income per share:
Basic	$0.51	$0.52	$0.53	$0.53
Diluted	$0.50	$0.51	$0.52	$0.53
Dividends per share	$0.23	$0.23	$0.24	$0.25

(1)	For further information, see the related discussion “Quarterly Results” included in Management’s Discussion and Analysis.

NOTE V – DISCONTINUED OPERATIONS

On July 7, 2004, United closed the sale of its wholly owned mortgage banking subsidiary, George Mason Mortgage, LLC (Mason Mortgage) to Cardinal Financial Corporation (Cardinal) of McLean, Virginia for an amount equivalent to Mason Mortgage’s net worth plus cash of $17 million in exchange for all of the outstanding membership interests in Mason Mortgage. Mason Mortgage, which was previously reported as a separate segment, is presented as discontinued operations for all periods presented.

NOTE V – DISCONTINUED OPERATIONS - continued

The following table lists the assets and liabilities of Mason Mortgage included in the December 31, 2003 and 2002 consolidated balance sheets as assets and liabilities related to discontinued operations that were sold on July 7, 2004:

	December 31, 2003	December 31, 2002
Assets:
Cash and cash equivalents	$5,823	$4,063
Loans held for sale	179,499	577,567
Net loans	140,662	71,850
Premises and equipment, net	2,252	1,604
Interest Receivable	419	881
Other Assets	5,685	10,182

Total Assets	$334,340	$666,147

Liabilities:
Long term borrowings	$248,511	$536,129
Accrued expenses and other liabilities	52,243	102,755

Total Liabilities	$300,754	$638,884

NOTE V – DISCONTINUED OPERATIONS - continued

The results of Mason Mortgage are presented as discontinued operations in a separate category on the income statement following the results from continuing operations. The income from discontinued operations for the years ended December 31, 2003, 2002 and 2001 is presented below:

     Statements of Income for Discontinued Operations

	Year Ended December 31
(Dollars in thousands)	2003	2002	2001
Interest income	$24,988	$15,995	$11,687
Interest expense	8,647	3,382	3,679

Net interest income	16,341	12,613	8,008

Other income:
Service charges, commissions, and fees	1,896	1,277	875
Income from mortgage banking operations	49,336	34,415	24,645

Total other income	51,232	35,692	25,520

Other expense:
Salaries and employee benefits expense	38,456	27,498	18,274
Net occupancy expense	1,822	1,279	849
Other noninterest expense	6,862	4,625	3,399

Total other expense	47,140	33,402	22,522

Income from discontinued operations before income taxes	20,433	14,903	11,006

Income taxes	5,745	4,189	3,139

Income from discontinued operations	$14,688	$10,714	$7,867

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106528) pertaining to the 2001 Incentive Stock Option Plan and the Registration Statement (Form S-8, No. 333-24241) pertaining to the 1996 Incentive Stock Option Plan of United Bankshares, Inc. of our report dated February 25, 2004 (except Note V, as to which the date is July 7, 2004) with respect to the consolidated financial statements of United Bankshares, Inc, included in the Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Charleston, WV
January 21, 2005